As filed with the Securities and Exchange Commission on October 21, 1999

                     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         The Panda Project, Inc.
               -------------------------------------------
            (Name of Registrant as Specified in its Charter)

               -------------------------------------------

               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

   1)   Title of each class of securities to which transaction applies:

   2)   Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4)   Proposed maximum aggregate value of transaction:

   5)   Total fee paid:
        $200.00

[x]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)   Amount Previously Paid:
   2)   Form, Schedule or Registration Statement No.:
   3)   Filing Party:
   4)   Date filed:  _________________________

                         THE PANDA PROJECT, INC.
                        951 Broken Sound Parkway
                       Boca Raton, Florida  33487

                           October 20, 1999

                        ----------------------

                    ANNUAL MEETING OF SHAREHOLDERS
                     YOUR VOTE IS VERY IMPORTANT

                        ----------------------

To the Shareholders of The Panda Project, Inc.

      On behalf of the Board of Directors of The Panda Project, Inc., a Florida corporation ("Panda" or the "Company"), I cordially invite you to attend an Annual Meeting of the shareholders of Panda, to be held at 10:00 a.m. (Eastern time) on Monday, November 22, 1999 at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441. As previously announced, Panda has entered into an agreement (the "Asset Purchase Agreement") to sell substantially all of its operating assets to Silicon Bandwidth, Inc., a Delaware corporation ("SBI"). The terms of the proposed sale are described more fully in the enclosed Proxy Statement, and a copy of the Asset Purchase Agreement is attached as Annex A to the Proxy Statement.

   Panda entered into this Asset Purchase Agreement, and the Board of Directors is recommending that Panda's shareholders approve the proposed sale, because the Board is of the view that Panda will not be able to generate sufficient revenues and resulting gross profits to cover its fixed costs in order to continue its operations in the future. The Board believes that this reason, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggest that the interests of Panda shareholders would be better served if Panda pursues the sale of substantially all of its operating assets to SBI. The sale of substantially all of Panda's operating assets, if approved by the shareholders, will help Panda minimize its negative cash flow and allow it to continue to exist as a public "holding" corporation. If approved by the shareholders, the sale will take place on a date mutually agreed upon by Panda and SBI, but in no event later than December 30, 1999, unless extended by the parties.

   Panda will receive 10% of SBI's capital stock in exchange for Panda's operating assets. As part of the closing conditions to the Proposed Sale, SBI will assist Panda in eliminating certain outstanding obligations. Panda's shareholders will not receive any dividend or other form of payment or distribution as a result of the completion of the sale of the operating assets to SBI. The ownership of Panda's common stock by the shareholders will not be affected by the sale, and Panda will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934. Panda expects that its common stock will continue to trade on the OTC Bulletin Board. However, Panda will not have any control over whether, or to what extent, a trading market will exist following completion of the sale to SBI.

   If the proposed sale to SBI is not approved by Panda shareholders, Panda anticipates that its negative cash flow will continue indefinitely and that it will likely be unable to continue as a going concern. As such, if the proposed sale to SBI is not approved by Panda shareholders, Panda intends to continue its search for another purchaser of its operating assets.

   We cannot complete the sale to SBI without the approval of Panda's shareholders. We have therefore scheduled an Annual Meeting of Panda's shareholders to consider and vote upon the proposed sale of Panda's operating assets to SBI. A majority of the issued and outstanding shares of Panda's Common Stock must vote in favor of the proposal for the sale to SBI to be completed.

   THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED, AND RECOMMENDS THAT YOU VOTE "FOR," THE PROPOSED SALE OF SUBSTANTIALLY ALL OF PANDA'S OPERATING ASSETS TO SBI. In arriving at its recommendation, the Board of Directors has given careful consideration to a number of factors which are described in the enclosed Proxy Statement, including a recommendation of a special committee of its board of directors that the consideration SBI will deliver to Panda for Panda's operating assets in the proposed transaction is in the best interest of Panda.

      Panda is also seeking your vote to (1) elect a new director to serve on Panda's Board of Directors, (2) amend its Articles of Incorporation (the "Amendment to the Articles") to increase the number of authorized shares of its common stock from 50,000,000 to 100,000,000 and
(3) ratify the selection by Panda's Board of Directors of Grant Thornton LLP as independent accountants for the current fiscal year. This increase in the number of authorized but unissued shares is necessary to fulfill Panda's obligations under certain existing agreements.

   Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Sending in your proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting. If you sign, date and mail your proxy card to us without indicating how you wish to vote on the proposed sale to SBI, your proxy will be counted as a vote in favor of the adoption of the Asset Purchase Agreement and approval of the proposed sale. If you fail to return your proxy card, the effect will be the same as a vote against the adoption of the Asset Purchase Agreement and against the approval of the proposed sale.

   The enclosed Proxy Statement provides you with detailed information about (1) the proposed sale of Panda's operating assets to SBI, (2) Panda's plans following the completion of the sale and (3) the Amendment to the Articles. We encourage you to read the entire Proxy Statement, including the Annexes, and consider the information carefully prior to casting your vote.

                           /s/ Stanford W. Crane, Jr.
                           Stanford W. Crane, Jr.
                           President and Chief Executive Officer

                                         PRELIMINARY COPY CONFIDENTIAL
                                         FOR USE OF THE COMMISSION ONLY

                         THE PANDA PROJECT, INC.
                        951 Broken Sound Parkway
                       Boca Raton, Florida  33487

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON NOVEMBER 22, 1999


      The Panda Project, Inc. ("Panda") will hold an annual meeting of its shareholders (the "Annual Meeting") on November 22, 1999, 10:00 a.m. Eastern time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441 for the following purposes:

   1. To consider and vote on a proposal (the "Proposed Sale") to approve an Asset Purchase Agreement, dated as of July 19, 1999, as amended (the "Asset Purchase Agreement"), between Panda and Silicon Bandwidth, Inc., a Delaware corporation ("SBI"), and related transactions for the sale of substantially all the operating assets of Panda.

      2. To consider and vote upon a proposal to amend Panda's Articles of Incorporation (the "Amendment to the Articles") to increase the authorized shares of its common stock, par value $.01 per share (the "Panda Common Stock"), from 50,000,000 to 100,000,000.

   3. To elect a director to serve on Panda's Board of Directors until the 2002 Annual Meeting and until his successor is duly elected and qualified.

   4. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent accountants for the current fiscal year.

   5. To transact such other business as may properly come before the Annual Meeting.

      Panda has fixed the close of business on October 26, 1999 as the Record Date for the determination of shareholders entitled to vote at the Annual Meeting or any adjournment thereof. A list of such shareholders will be available for inspection by shareholders of record during business hours at Panda's principal place of business in Boca Raton, Florida for ten days prior to the date of the Annual Meeting, and will also be available at the Annual Meeting.

   Approval of the Proposed Sale requires the affirmative vote of a majority of the outstanding shares of Panda Common Stock entitled to vote at the Annual Meeting. Approval of the other proposals requires that the number of votes cast in favor of these proposals at the Annual Meeting exceed those votes cast against. Failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against the Proposed Sale.

   The Board of Directors unanimously recommends that shareholders vote to approve the Proposed Sale, which is described in detail in the accompanying Proxy Statement, and the other proposals.

   Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Panda Annual Meeting.

                           By Order of the Board of Directors,

                           /s/ Melissa F. Crane
                              Secretary
Boca Raton, Florida
October 20, 1999


                           TABLE OF CONTENTS

NOTE REGARDING FORWARD-LOOKING
   STATEMENTS                                                   1

PANDA'S ANNUAL MEETING                                          3
   Proposal 1:  Proposed Sale of Substantially
   All of Panda's Assets                                        3

VOTING SECURITIES OF PANDA                                      3
   Times and Places; Quorum; Votes Required
      for Approval                                              3
   Intentions and Agreements to Vote                            3
   No Dissenters' Rights                                        5
   Proxies                                                      5
   Votes Required for Approval of Proposal 1                    5

THE PROPOSED SALE                                               6
   Panda                                                        6
   SBI                                                          6
   VantagePoint Venture Partners                                7
   Use of Proceeds                                              7
   Background of the Proposed Sale                              7
   Panda's Reasons for the Proposed Sale;
     Recommendation of the Board of Directors                   9
   Recommendation of the Special Committee                     10
   Absence of Financial Advisor                                11
     Approval of the Panda Series A Preferred Shareholders     12
     Interests of Certain Persons in the Proposed Sale         12
     Transition Planning                                       12


     Changes in Shareholder Rights after the Proposed Sale     13
     Continued Operations of the Company                       13
   Accounting Treatment; Material Federal
     Income Tax Consequences                                   13
   Regulatory Approvals                                        14

RISKS AND CONSIDERATIONS RELATED TO
   THE PROPOSED SALE                                           14
   Holding Company Structure                                   14
   Unregistered Stock; Absence of a Public Trading Market      14
   Absence of an Operating History                             14
   Absence of a Financial Advisor                              15
   No Dividends on SBI Common Stock                            15
   Minority Interest; No Voting Power                          15
   Remaining Panda Assets Have Limited Value                   15
   No Reporting Requirements                                   15

THE ASSET PURCHASE AGREEMENT                                   15
   Terms of the Asset Purchase Agreement                       15
   Operating Assets Being Sold and Liabilities
     and Obligations Assumed                                   15
   Consideration Price                                         16
   Closing                                                     17
   Conditions to Closing                                       17
   Representations and Warranties                              18
   Covenants                                                   20
   Stockholders Agreement                                      21
   Indemnification                                             21
   Termination and Waiver                                      22

UNAUDITED PRO FORMA FINANCIAL INFORMATION                      22

PROPOSAL 2:  AMENDMENT TO ARTICLES OF  INCORPORATION TO
  INCREASE AUTHORIZED SHARES                                   30
   Votes Required for Approval of Proposal 2                   32

PROPOSAL 3:  ELECTION OF DIRECTORS                             33

SUMMARY COMPENSATION                                           39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT                                                  43
   Recent Panda Securities Issuance                            44

SELECTED FINANCIAL DATA                                        46

MARKET FOR PANDA'S COMMON STOCK AND
  RELATED STOCKHOLDER MATTERS                                  47
INFORMATION REGARDING PANDA                                    48
   Business                                                    48
   Properties                                                  54
   Legal Proceedings                                           55

MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS                                   56
   Change in Fiscal Year End                                   56
   Results of Operations                                       56
   Liquidity and Capital Resources                             59
   Year 2000 Issues                                            60
   Votes Required for Approval of Proposal 3                   61

PROPOSAL 4:  RATIFICATION OF APPOINTMENT  OF INDEPENDENT
  CERTIFIED PUBLIC ACCOUNTANTS                                 62
   Votes Required for Approval of Proposal 4                   62

EXPERTS                                                        63

SHAREHOLDER PROPOSALS                                          63

SHAREHOLDER LIST                                               63

WHERE YOU CAN FIND MORE
  INFORMATION                                                  64

Annex A:   Asset Purchase Agreement
Annex B:   Text of Amendment to Panda's Articles of Incorporation

Page 1
             NOTE REGARDING FORWARD-LOOKING STATEMENTS

   All statements regarding Panda's future financial condition, results of operations, cash flows, financing plans, business strategy, projected costs and capital expenditures, operations after the proposed sale of substantially all of Panda's operating assets and words such as "anticipate," "estimate," "expect," "project," "intend," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by Panda's management which, although believed by Panda's management to be reasonable, are inherently uncertain. Stockholders are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various considerations, including the considerations described in this Proxy Statement.

                         THE PANDA PROJECT, INC.
                        951 Broken Sound Parkway
                       Boca Raton, Florida  33487
                         ----------------------

                           Proxy Statement
                  for Annual Meeting of Shareholders
                    to be held November 22, 1999
                       ----------------------

                            INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Panda Project, Inc. ("Panda" or the "Company") for use at the Annual Meeting of the Shareholders of Panda (the "Annual Meeting") to be held on November 22, 1999 at 10:00 a.m. Eastern time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, and at any adjournment or postponement thereof for the purposes stated in the attached Notice of Annual Meeting of the Shareholders. This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of Proxy are first being mailed to shareholders on or about October 20, 1999. Panda also will mail with this Proxy Statement, its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 and its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999.

   The matters to be considered and voted upon at the Annual Meeting will be:

   1. A proposal (the "Proposed Sale") to approve an Asset Purchase Agreement, dated as of July 19, 1999, as amended (the "Asset Purchase Agreement"), between Panda and Silicon Bandwidth, Inc., a Delaware corporation ("SBI"), and related transactions for the sale of substantially all the operating assets of Panda.

      2. A proposal to amend Panda's Articles of Incorporation (the "Amendment to the Articles") to increase the authorized shares of its common stock, par value $.01 per share (the "Panda Common Stock"), from 50,000,000 to 100,000,000.

   3. A proposal to elect a director to serve on Panda's Board of Directors until the 2002 Annual Meeting and until his successor is duly elected and qualified.

   4. A proposal to ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

   5.   Such other business as may properly come before the Annual
Meeting.

   A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement.

   The description of the proposals set forth above is intended only as a summary and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

Page 3
                         PANDA'S ANNUAL MEETING

                              PROPOSAL 1:

          PROPOSED SALE OF SUBSTANTIALLY ALL OF PANDA'S ASSETS
          ----------------------------------------------------

VOTING SECURITIES OF PANDA

Times and Places; Quorum; Votes Required for Approval

      The Annual Meeting will be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, on November 22, 1999, starting at 10:00 a.m. Eastern time. The Board of Directors has fixed the close of business on October 26, 1999, as the Panda Record Date. Only holders of record of shares of Panda Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 29,689,425 shares of Panda Common Stock outstanding and entitled to vote at the Panda Annual Meeting held by 285 shareholders of record.

   Each holder of record, as of the Record Date, of Panda Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Panda Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Panda Common Stock outstanding on the Record Date is required to approve and adopt the Proposed Sale.

   THE MEMBERS OF THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE PROPOSED SALE (SUBJECT TO SHAREHOLDER APPROVAL) AND RECOMMEND A VOTE FOR THE ADOPTION AND APPROVAL OF THE PROPOSED SALE.

Intentions and Agreements to Vote

      In connection with the Proposed Sale, a majority of shareholders, who in the aggregate will own approximately 52% of Panda Common Stock on the Record Date, have agreed pursuant to a settlement agreement with Panda and a voting agreement (the "Voting Agreement") with SBI to vote their shares of Panda Common Stock in favor of the Proposed Sale. Shareholders who are a party to the Voting Agreement include GAM Arbitrage Fund L.P., AGR Halifax Fund, Ltd., Leonardo L.P., Ramius Fund, Ltd., Raphael L.P., Helix (PEI) Inc. and AG Super Fund L.P. Listed below are the parties to the Voting Agreement and the number of shares of Panda Common Stock they agreed to vote:

                                    Shares to be
                                    Received Upon        Total Number
                                    Conversion of        of Shares
                    Total Shares    the Series A         to be
Shareholder         Currently Held  Preferred Stock      Voted
-----------         --------------  ---------------      -------

GAM Arbitrage Fund
 L.P.                      0           601,719           601,719
AGR Halifax
 Fund Ltd.         1,366,619        11,682,842        13,049,461
Leonardo L.P.        911,077         6,492,420         7,403,497
Ramius Fund,
 Ltd.                273,325                 0           273,325
Raphael L.P.         182,217           900,472         1,082,689
Helix (PEI) Inc.   1,000,000                 0         1,000,000
AG Super Fund L.P.         0           585,228           585,228

      All of these entities are holders of Series A Preferred Stock except for Helix (PEI) Inc., which is Panda's largest creditor. Except for Helix (PEI) Inc., the number of shares to be voted by each entitiy includes shares issuable upon conversion of the Series A Preferred Stock into shares of Common Stock. Joseph A. Sarubbi also agreed to vote his 2,100,000 shares in favor of the Proposed Sale pursuant to the Amended Settlement Agreement (as defined herein). He has delivered an irrevocable proxy to Panda voting in favor of the Proposed Sale.

   The Series A Preferred shareholders agreed to enter into the Voting Agreement pursuant to the Exchange Agreement (as defined herein) to induce SBI to consummate the Proposed Sale. Helix (PEI) Inc. agreed to enter into the Voting Agreement to induce SBI to consummate the Proposed Sale and to assume Panda's obligations to Helix (PEI) Inc.

   The Voting Agreement and the Amended Settlement Agreement provide that Panda shareholders party thereto vote their shares of Panda Common Stock in favor of the approval of the Proposed Sale and any matter that could reasonably be expected to facilitate the Proposed Sale and against approval of any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Proposed Sale) between Panda and any person or entity other than SBI (an "Opposing Proposal"). The Voting Agreement also provides that, prior to the Record Date for the Panda Annual Meeting relating to the Proposed Sale, holders of Share Equivalents will exercise or convert such number of Share Equivalents, as the case may be, into capital stock of Panda, pro rata in the amount determined by SBI to be necessary to achieve approval of the Proposed Sale or rejection of an Opposing Proposal, and vote such shares of Panda Common Stock as set forth above. "Share Equivalents" are defined in the Voting Agreement as any securities of Panda convertible into or exercisable for shares of capital stock of Panda. The Voting Agreement also provides that Panda shareholders will execute and deliver irrevocable proxies appointing the board of directors of SBI as their sole and exclusive proxies.

   Joseph A. Sarubbi and the parties to the Voting Agreement constitute a majority of the outstanding shares of Panda Common Stock entitled to vote on the proposals that are the subject of this Proxy Statement.
Therefore, absent an extraordinary event, Panda believes that approval of the proposals is assured.

   In addition, the Voting Agreement provides that Panda will enter into an agreement with Helix, a shareholder and holder of a security interest in certain assets of Panda, to restructure the indebtedness of Panda (the "Secured Debt") currently secured by Helix's security interest in certain assets of Panda (the "Restructuring Agreement"). The Restructuring Agreement provides that (i) Helix will release its security interest in all assets of Panda other than its intellectual property assets and (ii) the terms of the Secured Debt will be modified so that (A) the Secured Debt accrues interest after the Closing at a rate of 6% per annum, calculated on a monthly basis, (B) any interest accrued with respect to the Secured Debt prior to the Closing is forgiven by Helix and (C) the Secured Debt will be subject to (x) a principal payment obligation of $1,000,000 immediately after the Closing and (y) principal and interest payments aggregating $100,000 per month on each of the monthly anniversaries of the Closing (and such lesser amount on the eleventh monthly anniversary of the Closing as will satisfy all remaining principal and interest on the Secured Debt).

      Panda entered into the Exchange Agreement, dated May 12, 1999, by and among Panda and the Panda Series A Preferred shareholders (the "Exchange Agreement"). Pursuant to the Exchange Agreement, all holders of Series A Preferred Stock agreed to exchange their Series A Preferred Stock for shares of Panda Common Stock. In the Exchange Agreement, Panda agreed to allow the conversion of certain shares of Series A Preferred Stock into Panda Common Stock at a rate of $0.261 and to permit the sale of the Panda Common Stock. This conversion rate was equal to the conversion rate under the terms of the Series A Preferred Stock. Panda also agreed to issue penalty shares to the holders of Series A Preferred Stock at the same exchange rate to satisfy a covenant in the agreement with the holders requiring Panda to pay the Holders an aggregate of $100,000 per month during such time as Panda is not listed on a national securities exchange or NASDAQ. The total amount of the penalty was $916,500. The holders of Series A Preferred Stock agreed (i) to enter into a voting agreement to vote their shares of Panda Common Stock in favor of the Proposed Sale and (ii) not to sell certain amounts of their Panda Common Stock received pursuant to the Exchange Agreement. Holders of the Series A Preferred Stock also agreed to release Panda from all existing obligations to them. No other agreements were entered into among Panda and the Series A Preferred shareholders to induce them to exchange their shares of Series A Preferred Stock and to vote for the Proposed Sale.

   Since beginning discussions with SBI, Panda has issued 2,100,000 shares of Panda Common Stock to Joseph Sarubbi and 1,000,000 shares of Panda Common Stock to Helix (PEI), all of which shares are subject to voting agreements.

No Dissenters' Rights

   Holders of Panda Common Stock are not entitled to dissenters' rights in connection with the Proposed Sale.

Proxies

      All shares of Panda Common Stock represented by properly executed proxies received prior to or at the Annual Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Proposed Sale. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Annual Meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for approval of the Proposed Sale, a proxy marked "ABSTAIN" will have the effect of a vote against such Proposed Sale. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the applicable Annual Meeting. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Proposed Sale and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. Therefore, since the affirmative vote of a majority of the aggregate voting power is required for approval of the Proposed Sale, a "broker non-vote" with respect to either proposal will have the effect of a vote against the Proposed Sale.


   The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Proposed Sale will be voted against a proposal to adjourn the respective Annual meeting for the purpose of soliciting additional proxies. Panda does not currently intend to seek an adjournment of its Meeting.

   A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of Panda a signed notice of revocation or a later-dated signed proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

   It is the policy of Panda to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

   The cost of solicitation of proxies will be paid by Panda for Panda proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and Panda will, upon request, reimburse them for their reasonable expenses in so doing. Panda has retained ADP to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $8,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its Annual Meeting, Panda may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

Votes Required for Approval of Proposal 1

   Approval of Proposal 1 requires the affirmative vote of a majority of the outstanding shares of Panda Common Stock issued and outstanding as of the Record Date.

                            THE PROPOSED SALE

Panda

   Panda is a technology company engaged in the development, manufacture and sale of Panda's proprietary semiconductor packaging and interconnect devices (the "Technology Products"). Panda also has been engaged in the design and manufacturing of modular workstations and desk top computers ("Systems"). Due to financial constraints, Panda discontinued all operations related to the Systems business in December 1998. The features and design of the Technology Products, many of which are protected by United States and foreign patents or patent applications, are intended to address the need for greater bandwidth in electronics products. Panda believes that its products will satisfy the market's demand for increased bandwidth in computer, telecommunications, automotive and other electronics industries by enhancing the performance of new generations of high speed semiconductors.

SBI

   SBI was recently organized as a Delaware corporation for the purpose of acquiring the intellectual property portfolio and certain fixed assets related to the interconnect and semiconductor packaging business of Panda. SBI will initially be capitalized with $6,000,000, of which $1,000,000 will be paid to Helix upon closing of the transaction. Within the first year of ongoing operations, SBI anticipates the need for additional financing which it will seek from the private capital markets. SBI intends to continue marketing, manufacturing and selling the technology acquired from Panda. Additionally, SBI intends to commercialize other related technologies for the semiconductor packaging and interconnect markets.

   SBI's strategy is to (i) continue the commercialization of the VSPA and Compass V technology as well as continuing to design and produce leading-edge custom packaging solutions; (ii) maintain advanced manufacturing capabilities through partnerships with LG Cable & Machinery as well as Possehl Hong Kong Machinery Ltd. and (iii) leverage the scale and scope of the packaging and interconnect capabilities to provide Integrated Interface Modules for silicon to system applications.

   After the acquisition, SBI will be controlled by VantagePoint Venture Partners. The board of directors will initially have five members including the chief executive officer of SBI, three representatives of VantagePoint Venture Partners and one outside director. The chief executive officer and the representatives of VantagePoint Venture Partners will not receive any additional compensation for serving on the board of directors. The independent directors will have some level of compensation for service.

   Principal elements of the Company's strategy are set forth below.

   Similar forces drive future customer demand for the packaging and interconnect products acquired by SBI. The electronics industry is seeking greater "Bandwidth" to increase performance in a variety of applications. Panda's VSPA and the new Cluster Grid Array address the semiconductor market for high I/O with thermal requirements as well as new emerging markets such as System on Chip, Monitor on Chip and Integrated modules for the telecommunications, medical and computer industries.

   VSPA competes very effectively with the enhanced versions of the BGA. A customer application that currently uses a BGA with a heatsink for additional thermal dissipation is an ideal candidate for VSPA. Using VSPA will reduce cost while improving thermal performance. Target customers include Fabless companies designing all types of Integrated Circuits ("IC") for the telecommunications, graphics chips, and sensor markets. VSPA is also able to withstand a tremendous amount of environmental stress including high temperature and the potentially explosive automotive engine environment. The new Cluster Grid Array ("CGA") addresses the high I/O market segment and competes against very expensive LGA, BGA and CCGA. These problems of these current packages, which include difficulties with the SMT process and routing, open the door for a robust high density pluggable chip scale package.

   The interconnect technology includes the Compass V connector which recently received Bellcore approval. The interconnect has been designed for use in backplane applications specifically for the telecommunications industry.

   Other technologies developed but never commercialized include
Welltech, a routing technology for printed circuit boards to increase the amount of traces thereupon without degradation of signal integrity. As the industry moves to higher I/O, then a new routing technology will be required. Welltech has never been introduced.

   SBI believes that partnering with large companies for high volume manufacturing will be a key factor in future success and in attracting and retaining customers. SBI will produce all prototype and preproduction orders using the acquired VSPA Flex machines. SBI will maintain Panda's current suppliers in order to facilitate the transition. SBI believes that there will be no interruption of production to current customers.

   SBI believes that by bringing new package designs to market early, its designs are more likely to enjoy a competitive advantage, which in turn will allow the Company to obtain higher margins. SBI also seeks to capture substantial market share and to spur the industry-wide adoption of its integrated interface solutions in specific market areas. SBI believes these modules types will comprise some of the highest growth and more profitable segments of the interconnect and packaging market in coming years.

VantagePoint Venture Partners

   VantagePoint Venture Partners ("Vantage" or "VantagePoint") manages three private venture capital funds with more than $800 million. The firm offers a unique blend of venture capital, investment banking, operations, legal, sales, marketing and advertising experience, combined with deep expertise in data networking, next-generation communications services, e-commerce and the Internet.

Use of Proceeds

   Panda intends to hold SBI common stock received in the Proposed Sale for investment purposes. Panda shareholders will not receive any dividend or other form of payment or distribution as a result of the completion of the sale of Panda's Assets as defined in the Asset Purchase Agreement (the "Operating Assets") to SBI. In the event, if ever, that SBI completes an initial public offering or is acquired, the Board of Directors intends to dissolve the Company and distribute to the Panda shareholders either SBI common stock or the proceeds received by Panda if SBI is acquired. Panda has agreed not to distribute the SBI common stock to its shareholders so long as SBI remains a private company. The ownership of Panda's Common Stock by the Panda shareholders will not be affected by the Proposed Sale, and Panda will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934. Panda expects that Panda Common Stock will continue to trade on the OTC Bulletin Board. However, Panda will not have any control over whether, or to what extent, a trading market will exist following completion of the Proposed Sale.

Background of the Proposed Sale

   Since 1996, Panda has experienced significant operating losses in attempts to develop its Technology Products and Systems business. Panda has lacked additional capital funding for its operations and the Board of Directors believes Panda has exhausted all resources for such financing. The financing Panda has received has been dilutive and has had a negative effect on the price of Panda Common Stock. Other non-operational events also had a significant effect on Panda's operations. In August 1998, Panda received a notice from the National Association of Securities Dealers, Inc. regarding the delisting of Panda Common Stock from the Nasdaq National Market. In September 1998, Joseph Sarubbi obtained a judgment against Panda in the amount of $1,227,041.

   In September 1998, the Board of Directors determined that Panda would not be able to generate sufficient revenues and resulting gross profits to cover its fixed costs in order to continue its operations in the future. The Board of Directors believed the factors mentioned above, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggested that the interests of Panda's shareholders would be better served if Panda pursued the sale of substantially all of its Operating Assets.

      Panda's management contacted over 35 companies and venture capital firms between March 1997 and May 1999 regarding their interest in providing capital to Panda, acquiring Panda or acquiring Panda's assets. None of the parties approached expressed a serious interest in such a transaction except for VantagePoint Venture Partners ("Vantage"). Archimedes Capital LLC ("Archimedes"), an entity controlled by Matthew A. Ocko, a partner of Vantage, entered into a consulting arrangement with Panda four months prior to discussions between Vantage and Panda for the sale of Panda's assets. Mr. Ocko ceased consulting to Panda once discussions between Panda and Vantage commenced. In February 1999, Vantage indicated it would be willing to consider an acquisition of Panda, but only if the transaction was structured as an asset acquisition in which Vantage or an entity founded by Vantage would assume only certain liabilities of Panda.

   In February 1999, Panda defaulted on certain loans from Helix (PEI) Inc. ("Helix"). Helix possessed a security interest in all of the intellectual property assets of Panda. Helix communicated to Panda that, in order to avoid an "Event of Default" under the parties' loan agreement and resulting foreclosure on Panda's intellectual property assets, either
(i) the Helix loans would need to be repaid in full or (ii) the capital structure of Panda would need to be restructured in order to modify the rights of Panda's preferred shareholders. Helix also requested 10% of the equity of Panda with protection for antidilution.

   In light of these developments, the Board of Directors, in a special meeting held on April 23, 1999, decided to take the course of the strategy it had originally discussed in its February 1999 meeting by selling Panda's Operating Assets to SBI, discontinuing Panda's business operations, and continuing the existence of Panda as a public "holding" corporation whose principal asset would be the ownership of its interest in SBI. At the special meeting, the Board of Directors approved the execution and delivery of a letter of intent with SBI for the sale of substantially all of Panda's Operating Assets to SBI. The Board of Directors opted for the Proposed Sale to Vantage because (1) it believed it was optimizing the return on the value of Panda's assets, (2) Vantage agreed to assume a significant amount of Panda's liabilities and (3) the Board of Directors had confidence in Vantage's ability to conclude the transaction in a timely manner. To determine whether Panda was optimizing the return on its assets, the Board of Directors reviewed the total consideration to be received from SBI in comparison to all other viable offers previously received for Panda and its Operating Assets.

      Panda and Vantage commenced preliminary discussions concerning the Proposed Sale in February 1999. Between February and May 1999, Vantage and Panda engaged in significant negotiations related to the sale of Operating Assets. There were several financing alternatives contemplated with the intentions to maximize the return for the Company's common shareholders and restructure the Helix loans. It was concluded that the likely liquidation value of the Company's intellectual property if sold through the method permitted under the Helix loan documents would yield a lower value than if the intellectual property was sold in conjunction with certain fixed assets to manufacture the product as well. It was determined that the Company had payables in excess of $1,000,000, loans to Helix in the amount of $2,000,000 and other various on going obligations. The Company had a negative book value. If the Company were liquidated, the shareholders would receive nothing for their shares. There have been studies performed on liquidation values of business entities such as one by Hite, Owers & Rogers. It was concluded that the sale value was approximately 50% of the market value of the assets. The 10% offer to Panda shareholders was determined by Vantage Point as a reasonable and fair premium to pay over the Company's current book value for the intellectual property and certain fixed assets. On May 14, 1999, Panda announced it had entered into a letter of intent with SBI with respect to the sale of substantially all of its operating assets. During the months of May and June 1999, the parties exchanged drafts of the Asset Purchase Agreement and negotiated the remaining terms of the transaction. During the period, Panda furnished Vantage with requested due diligence materials. On July 15, 1999, the Board of Directors, which was comprised of Stanford W. Crane, Jr. and William E. Ahearn, approved the Asset Purchase Agreement. The Asset Purchase Agreement was executed by SBI and Panda on July 19, 1999.

      Other than as discussed above with respect to the negotiations regarding the Asset Purchase Agreement and related agreements, the only other material contracts arrangement, understanding, relationship, negotiation or transaction between SBI and Panda in the last two fiscal years or in 1999 has been the "bridge" loans extended by SBI to Panda. On October 1, 1999, August 17, 1999, July 15, 1999 and June 11, 1999,
Panda entered into agreements with SBI to borrow $300,000, $325,000, $325,000 and $300,000, respectively. In connection with these loans, Panda has granted to SBI a security interest in substantially all of the assets of the Company pursuant to a security agreement. The loans will bear interest at a rate of 6% per annum and are due and payable on December 30, 1999. Panda and SBI have engaged in discussions regarding the forgiveness of loans made by SBI to Panda. In exchange for the forgiveness by SBI of the loans, Panda would agree to reduce the capitalization requirements of SBI by the amount of the loans forgiven.

Panda's Reasons for the Proposed Sale; Recommendation of the Board of
Directors

   THE BOARD OF DIRECTORS OF PANDA HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND RECOMMENDS APPROVAL OF THE PROPOSED SALE BY PANDA SHAREHOLDERS.

   As discussed above under "Background of the Proposed Sale," since 1996, Panda has had negative cash flow and a consistent decline in its financial condition. Panda also has had extreme difficulty in securing additional financing to fund operations. Panda has been forced to enter into several complex and dilutive financings in order to continue operations. These financings have adversely affected Panda's stock price.

   In response to these critical problems affecting Panda's business operations, the Board of Directors had instructed Panda's management to develop and adopt a business strategy which would continue Panda's existing business operations while simultaneously (i) seeking to minimize its expenses and (ii) considering and pursuing all potential merger, acquisition, sales, joint-venture and other combination options. Panda's management implemented this strategy and sought out appropriate potential merger and acquisition candidates.

   Other interested parties included two parties from Europe and one party from the United States. All parties which expressed interest, however, were never able to access any substantial capital. The United States interest came from an individual who could not even produce approximately $200,000 committed in a prior transaction. SBI was the only legitimate alternative to provide both capital and a vehicle for Panda shareholders to obtain a potential return on their investment.

      As described above under "Background of the Proposed Sale," the decision of Panda's Board of Directors to approve the Proposed Sale and recommend that Panda shareholders vote in favor of the Proposed Sale followed many months of analyzing Panda's future prospects, discussing the advantages and disadvantages of merging or disposing of Panda's assets and exploring sale alternatives. As of February 15, 1999, the Company was in default of its loan agreement with Helix, although no notice of default was delivered to Panda by Helix. The Company was unable to repay the principal due in the amount of $2,000,000 and Helix had the right to foreclose on the intellectual property. If Helix had foreclosed on the intellectual property of the Company and sold it to a third party, the value of the Company's other assets would be severely diminished. As of March 31, 1999, the Company had assets of $2,608,219 and current liabilities of $4,593,208. As of March 31, 1999, the deficit was $1,984,989. The Company asked Helix not to foreclose and allow it additional time to identify other sources of capital to repay the loan. Due to the complexity of the Company's capital structure, including the Helix loans and the Series A Preferred Stock, the Company was faced with few alternatives. The Board calculated that the Panda shareholders would receive in the transaction (i) a 10% stake in SBI valued at $600,000, this value is based on SBI's $6 million initial capitalization (ii) the ability to assign the $2,000,000 note and interest on the note of approximately $183,000 and (iii) $500,000 for payable and other accrued expenses extended to the Company. The value of the funds being received by the Panda shareholders totaled $3,283,000 before including any of the advanced funds for continuing operations. When SBI expressed interest in acquiring substantially all of Panda's Operating Assets, the Board considered whether or not the interests of the Panda shareholders would be better served if Panda's Operating Assets would be retained and (i) Panda would instead be dissolved, or (ii) Panda would continue its business operations. If Panda were to be dissolved, Helix had the ability to sell Panda's intellectual property assets in a private sale within five days of the notice of dissolution. The Board concluded that Panda's prospects for future success have continued to diminish because Panda has not been able to achieve a self-sustaining level of revenues. The Board determined that Panda's failure to generate sufficient revenues to warrant its operations in the future, coupled with Panda's continued negative cash flow and the general decline of its financial condition, suggest that the interests of the Panda shareholders would be better served if Panda did not continue its business operations. In making its recommendation of the Proposed Sale to Panda's shareholders, the Board considered a number of factors, including those summarized below:

   - the likelihood of Panda achieving sustained profitability from its current and planned operations in view of the limited financial resources available to it;

   -   the terms of the Asset Purchase Agreement;

   - the potential courses of action available to Helix due to Panda's default under the loan;

   - the fact that no firm offers have been received by Panda involving cash consideration, although various indications of interest have been expressed by other potential buyers; and

    - the recommendation of William E. Ahearn, independent director, stating that, subject to the matters and limitations set forth therein, the consideration to be received by Panda in the Proposed Sale is in the best interests of Panda.

   The positive factors of the SBI transaction were that the capital available from SBI's venture backers would allow Helix to be paid off, and the shareholders in Panda would have an opportunity to have ownership in a company with adequate resources to potentially show a return to the investors. The negative factors were the lack of liquidity for this ownership stake and the relatively low ownership position of Panda in the new company. After weighing these factors, the SBI transaction seemed a far better alternative to liquidation to satisfy the Helix debt.

   The main reason the Board of Directors believed that SBI could succeed with the assets of Panda when Panda could not was that SBI is funded by a large venture capitalist, VantagePoint Venture Partners, which gives them access to substantial capital needed to grow the business. Additionally, VantagePoint Venture Partners has extensive contacts through its limited partners, and other investments, to assist in commercializing the acquired Panda technologies in the target marketplace.

   Based on these factors, the Board of Directors concluded that the sale of substantially all of Panda's Operating Assets to SBI would help minimize these adverse financial conditions and would therefore serve the interests of the Panda shareholders. The Board of Directors believes this transaction is fair and in the best interests of all the Panda shareholders.

      If the Proposed Sale is not approved by Panda shareholders, Panda has insufficient working capital to operate its business and will be unable to continue as a going concern. Currently, Panda is relying upon capital borrowed from SBI to continue operations. As such, if the Proposed Sale is not approved by Panda shareholders, Panda intends to continue its search for another purchaser of its Operating Assets. The approximate value of the operating assets assumes that the intellectual property and the fixed assets are not segregated. The property and equipment was valued on the balance sheet at $1,467,967 as of the quarter ending June 30, 1999. However, the value of the property and equipment would be substantially less, with an approximate salvage value of $150,000, if the intellectual property was sold separately. Most of the equipment related to VPSA would not be usable by a third party without a license to the intellectual property. If the transaction does not close with SBI, Helix has retained its rights to foreclose on the intellectual property.

Recommendation of the Special Committee

      At a meeting of the Board of Directors on February 25, 1999, the Board of Directors established a special committee for reviewing and negotiating the proposal by Vantage to purchase the Operating Assets. Board members Claud L. Gingrich and Rao R. Tummala were named as the members of the special committee. On March 18, 1999, Mr. Gingrich and Dr. Tummala resigned as members of the special committee and the Board of Directors. Neither Mr. Gingrich nor Dr. Tummala believed he possessed
(i) the expertise to examine the Proposed Sale or (ii) the time to thoroughly review the Proposed Sale. Dr. Tummala is an academician who viewed his technical expertise as of little relevance to the then current situation. Both directors viewed William E. Ahearn, a former officer of Panda, as much more experienced in matters of this type because he had experience with nineteen acquisitions while at AMP Incorporated and was working with another small company on a capital/sale issue early in 1999. Mr. Gingrich and Dr. Tummala then decided to elect Mr. Ahearn to the Board and have him conduct the activities of the special committee. At a Board of Directors meeting on May 18, 1999, Mr. Gingrich and Dr. Tummala resigned from the Board of Directors.

      Mr. Ahearn was elected as a member of the Board of Directors and appointed to review and negotiate the Vantage proposal. Mr. Ahearn was a former IBM executive, MIT Media Scholar, AMP Incorporated executive instrumental in nineteen acquisitions, as well as a former Vice President at the Company. Mr. Ahearn was familiar with the Company's products and business challenges and therefore, was the most qualified person to handle the negotiations with SBI.

   Mr. Ahearn also had discussions with European investment advisor Sven Josting of Teamwork related to potential investment by European institutions. Nothing substantive, however, came from those discussions. Additionally, Mr. Ahearn had extensive discussions with ART Computer of France, and their representatives related to both licensing the Company's systems technology and investment in, or purchase of, the Company. Upon reviewing the financial capability of ART, the Company believed ART would be unable to produce even the initial $250,000 payment for the license to the Systems business. Mr. Ahearn then decided the proposal of VantagePoint Venture Partners was the only viable option for the Company.


      Mr. Ahearn concluded that the Proposed Sale was in the best interest of Panda and its shareholders. Mr. Ahearn recommended to the Board of Directors that Panda enter into the Proposed Sale. Mr. Ahearn based his recommendation on a number of factors affecting Panda. Panda's poor financial condition and Panda's inability to raise additional capital to fund its operations were the primary factors in his recommendation. Panda has sought a purchaser for its assets for a considerable period of time. Mr. Ahearn valued the 10% interest in SBI at $600,000. This value is based on SBI's $6 million initial capitalization. Panda also would assign the $2,000,000 note and interest of approximately $183,000 of Helix (PEI) Inc. to SBI and receive $500,000 from SBI for payables and other expenses. Mr. Ahearn valued the total consideration to be received in the Proposed Sale by Panda to be $3,283,000.

   In arriving at his recommendation, Mr. Ahearn, among other things, (i) reviewed drafts of the Letter of Intent, dated March 17, 1999 and thereafter, by and between Panda and SBI; (ii) reviewed the Annual Reports to shareholders and Forms 10-K for the years 1997 and 1998, and the Form 10-Q for March 31, 1999, which were provided to Mr. Ahearn by Panda; (iii) discussed the future prospects, including financing needs of Panda, with the management of Panda and its creditors; (iv) reviewed correspondence between Panda and certain financial institutions, investment banking firms and venture capital groups regarding the sale of Panda; (v) had discussions with Vantage and other potential purchasers of Panda's Operating Assets; (vi) had discussions with Helix and Panda's preferred shareholders regarding the financial situation of Panda; (vii) reviewed the asset listing provided to Mr. Ahearn by Panda; and (viii) performed such other analyses and reviews as he deemed necessary and appropriate.

   In preparing his recommendation, Mr. Ahearn relied on the accuracy and completeness of all information that was publicly available, supplied or communicated to him by or on behalf of Panda, and Mr. Ahearn has not assumed any responsibility to independently verify the same. Mr. Ahearn assumed that the financial forecasts provided to him were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Panda as to the future performance of Panda.

   Mr. Ahearn reviewed the asset listing of Panda to determine the approximate purchase value of the assets. Mr. Ahearn determined that the assets being sold included all the operating assets of Panda. In his analysis, Mr. Ahearn has assumed that the highest and best use of the assets is in their continued use in a business enterprise.

      In connection with Mr. Ahearn's time to analyze and evaluate the Proposed Sale as well as assist in the negotiations with Helix and the Series A Preferred shareholders, Mr. Ahearn was paid approximately $10,500 including out-of-pocket expenses. Mr. Ahearn retained outside non-affiliated legal counsel to assist him in the required procedures to make an independent recommendation. Panda paid his legal fees of $10,000 related to his services. The Company does not expect any additional expenses related to Mr. Ahearn s services. No portion of Mr. Ahearn's fee is contingent upon the successful completion of the Proposed Sale.
In addition, Panda has agreed to indemnify Mr. Ahearn and his agents against certain liabilities incurred in connection with their services, including liabilities under federal securities laws.

Absence of Financial Advisor

      The Board of Directors did not, and did not consider it advisable to, engage an independent financial advisor to render a fairness opinion with respect to the Proposed Sale. The Asset Purchase Agreement was negotiated at arm's length between Panda and SBI. Given Panda's limited resources, the Board of Directors did not believe that it was in the best interest of the Panda shareholders to incur the cost of a fairness opinion. In addition, the Board of Directors believed that other factors to be reviewed, such as the value of the assets, the need for additional capital, the inability to attract new personnel and the extent of existing liabilities, were within the competence of the Board of Directors The absence of a financial advisor forces Panda shareholders to rely solely on the recommendation of Mr. Ahearn and the Board of Directors. The lack of review by an independent third party does create the risk that the review of the Proposed Sale by Mr. Ahearn and the Board of Directors may not consider all relevant factors that a third party with extensive expertise may consider.

Approval of the Panda Series A Preferred Shareholders

   Prior to any transfer of substantially all of the assets of Panda to another entity, Panda must receive the written approval of the holders of 66-2/3% of the Panda Series A Preferred Stock.

Interests of Certain Persons in the Proposed Sale

      In early September, SBI engaged in discussions with Stanford W. Crane, Jr., Panda's Chief Executive Officer, and Melissa F. Crane, Panda's acting Chief Financing Officer, regarding potential employment opportunities for these individuals with SBI. If the Proposed Sale is completed, these individuals may become employees of or consultants to SBI and may therefore receive compensation for their services to SBI. During the negotiations with SBI, Mr. Ahearn received no information about the terms of any potential employment or consulting agreements between these individuals and SBI. SBI intends to hire seven to ten employees from Panda's current workforce, and no contracts have been executed or agreed to for their employment.

   During 1998, Panda entered into a consulting agreement with Archimedes whereby Archimedes would provide assistance to Panda in connection with seeking a corporate partnering transaction or a sale of Panda. Mr. Ocko became a partner of VantagePoint four months after such agreement was signed. In connection with that agreement, Panda granted to Archimedes a warrant convertible into 2% of Panda capital stock upon the completion of a successful transaction. SBI has agreed that upon completion of the transactions set forth herein, Archimedes will receive 2% of SBI's preferred stock in exchange for this warrant (the "Archimedes Exchange").


   Pursuant to the Asset Purchase Agreement, 20% of SBI capital stock will be reserved for issuance to SBI's employees, officers and directors upon the exercise of employee stock options. SBI has not determined (i) which employees, officers or directors of SBI, including any current employees of Panda that become employees of SBI, will receive this SBI capital stock or (ii) the amount they will receive.

   A license agreement between Stanford W. Crane, Jr., the President and Chief Executive Officer of Panda, and Panda (the "Crane-Panda License") is being transferred to SBI. Any royalties received from SBI by Mr. Crane under the Crane-Panda License would be at the same rate at which he currently receives royalties.

Transition Planning

   Melissa F. Crane, Acting Chief Financial Officer of Panda, and Alan Salzman, a partner of VantagePoint, respectively, will be jointly responsible for coordinating all aspects of transition planning and implementation relating to the Proposed Sale and the other transactions contemplated by the Asset Purchase Agreement. Until the consummation of the Proposed Sale, Ms. Crane and Mr. Salzman jointly will (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of SBI and Panda after the consummation of the Proposed Sale and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

Changes in Shareholder Rights after the Proposed Sale

   Following the completion of the Proposed Sale, Panda's shareholders will retain their same equity interests in Panda. The completion of the Proposed Sale will not result in any changes in the rights of Panda's shareholders. As discussed above, Panda does not intend to distribute any of the SBI common stock from the sale to Panda shareholders through a special dividend or similar device.

Continued Operations of the Company

      After the consummation of the Proposed Sale, Panda expects to have the same directors. Director William E. Ahearn has indicated he will serve as Panda's President, and Susana Van Arsdale will serve as Panda's Controller. Ms. Van Arsdale has worked for Panda since 1995 as the Accounting Manager and became controller June of 1999. Ms. Van Arsdale is a CPA and was previously employed by PriceWaterhouseCoopers L.L.C.


   Panda's financial obligations after the Proposed Sale will be comprised of accounts payable of approximately $1,098,000. Of this amount, Panda has paid approximately $24,000 of interest expense owed to Helix (PEI) Inc. through the issuance of 1,000,000 shares during the second quarter of 1999, approximately $34,000 owed to L.G. Cable will be deducted from the $100,000 licensing fee due in October 1999 pursuant to verbal agreement with L.G. Cable and $663,000 related to professional fees is in the process of being negotiated and settled for less than the amount owed. Panda owes approximately $300,000 in liquidated damages to purchasers of Panda Common Stock in the August 1998 Private Placement, which Panda is negotiating to pay off with 4,500,000 newly authorized shares of Panda Common Stock. In addition, approximately $162,000 is in dispute between Panda and various vendors for services which did not meet specifications or parameters in accordance with purchase orders. The expense of maintaining Exchange Act requirements is expected to be approximately $100,000 in the first year and approximately $100,000 in the subsequent year.

      Panda expects to fulfill its obligations to creditors and pay its expenses related to Exchange Act requirements through future licensing fees, the sale of remaining assets and the use of returned security deposits on existing leases. The assets remaining after the sale will be systems inventory assets which were reserved as of December 31,1998. The Company expects to recover approximately $60,000 of security deposits paid on leases. In addition, $80,000 related to a letter of credit as security on a terminated lease agreement will be refunded if no event of default occurs by the new tenant, $40,000 of which will be released in July 2000 and the remaining $40,000 of which will be released in July 2002.

Accounting Treatment; Material Federal Income Tax Consequences

   The Proposed Sale will be accounted for as a sale, and Panda will recognize gain or loss on the sale of its Operating Assets to the extent the portion of the purchase price allocated to such Operating Assets exceeds or is less than Panda's basis therein. For federal income tax purposes, when a trade or business is sold, each asset is treated as sold separately in determining the seller's income, gain or loss. The purchase price is allocated among the assets sold using a residual value method in the case of a sale of assets to which goodwill could be attached. The characterization of income or loss on property used in a trade or business is generally governed by Section 1231 of the Internal Revenue Code. If the Section 1231 gains exceed the losses, each gain or loss is a long term capital gain or loss derived from the sale of a capital asset to the extent the asset has been held for twelve months or more. If the losses exceed the gains, all gains and losses are treated as ordinary gains or losses. Any gain attributable to the sale of inventory and any depreciation recapture, will produce ordinary income.

   Capital gains of a corporation can be used to offset capital losses only, with no offset against ordinary income. A three year carry-back and five year carry-forward is available.

   The Proposed Sale will not have any federal tax consequences to the Panda shareholders.

   THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, EXCEPT FOR THE DISCUSSION OF TRANSFER TAXES ABOVE, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PROPOSED SALE. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE PROPOSED SALE.

Regulatory Approvals

   To Panda's knowledge, completion of the Proposed Sale does not require any regulatory approvals other than the filings in connection with this Proxy Statement required under Federal securities laws.

        RISKS AND CONSIDERATIONS RELATED TO THE PROPOSED SALE

   The Panda shareholders need to understand the issues related to the Proposed Sale which are set forth below. In particular, the Panda shareholders should be aware of the risks related to the ownership of SBI common stock, which will be Panda's main asset upon consummation of the Proposed Sale.

Holding Company Structure

   If the Proposed Sale is approved and consummated, Panda will cease conducting operations and become a holding company, with its sole significant asset consisting of a 10% equity interest in SBI's common stock subject to possible future dilution. Panda will not have a direct ownership interest in any assets of SBI and will solely be entitled to those rights that it may have as a shareholder of SBI under Delaware law. In addition, Panda's right, and the right of Panda's creditors, to participate in any distribution of the assets of SBI upon SBI's liquidation or reorganization or otherwise, will necessarily be subject to the prior claims of creditors of SBI, except to the extent that a bankruptcy court recognizes Panda's claims as a creditor of SBI.

Unregistered Stock; Absence of a Public Trading Market

   The shares of SBI common stock which Panda will receive as part of the Proposed Sale have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities law. The shares of SBI common stock are new securities for which there is currently no public market. In addition, Panda has agreed not to dispose of the SBI shares for a period of five years. As a result, Panda's investment in SBI will be illiquid and there can be no assurance that a public trading market for SBI stock will develop in the future or, that if developed, such a trading market will be sustained.

Absence of an Operating History

   SBI was recently formed and has not yet commenced operations. Accordingly, SBI has no operating history on which to base an evaluation of its business prospects. SBI's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks for SBI include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, SBI must, among other things, develop high quality "Integrated Interface" products, establish, maintain and increase its customer base, implement and successfully execute its business and marketing strategies, develop and upgrade its technology and transaction-processing systems, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the SBI will be successful in addressing such risks, and the failure to do so could have a material adverse effect on SBI's business, prospects, financial condition and results of operations.

Absence of a Financial Advisor

      Panda did not engage an independent financial advisor to render a fairness opinion with respect to the Proposed Sale. The absence of a financial advisor forces shareholders to rely solely on the recommendation of Mr. Ahearn and the Board of Directors. The lack of review by an independent third party does create the risk that the review of the Proposed Sale by Mr. Ahearn and the Board of Directors may not consider all relevant factors that a third party with extensive expertise may consider.

No Dividends on SBI Common Stock

   Since Panda's primary source of income will be its investment in SBI, Panda's ability to declare cash dividends in the future will depend exclusively on SBI's ability to pay cash dividends. Currently, SBI intends to retain future earnings to finance the development and expansion of SBI's business and does not anticipate paying any cash or stock dividends on its common stock in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors of SBI, in its discretion, and will depend on a number of factors, including SBI's earnings, capital requirements and overall financial condition.

Minority Interest; No Voting Power

   If the Proposed Sale is approved, Panda will own an aggregate of approximately 10% of the outstanding common stock of SBI. Given this minority equity position, Panda will not have the ability to influence the day to day management of SBI. In addition, Panda will not have sufficient shares of SBI common stock to be able to individually control matters submitted to a vote of the SBI shareholders.

Remaining Panda Assets Have Limited Value

   After the Proposed Sale, Panda's sole significant asset will be its 10% equity stake in SBI's common stock. All of Panda's other remaining assets will be of limited or no value. As a result, Panda's future prospects, and the future value of Panda's Common Stock, will depend almost entirely on the success or failure of SBI.

No Reporting Requirements

   Although Panda will continue to be subject to the reporting requirements of the Exchange Act following the Proposed Sale, SBI has no reporting obligations under the Exchange Act. As a result, subject to certain circumstances, SBI will not have an ongoing duty to publicly disclose material information or developments related to its business, financial condition or results of operations. In addition, there can be no assurance that Panda will independently have timely knowledge of such developments or access to such information. Accordingly, Panda shareholders may not obtain information on SBI that is directly relevant to their investment in Panda in a timely manner or at all.

                   THE ASSET PURCHASE AGREEMENT

Terms of the Asset Purchase Agreement

   The following is a brief summary of the material provisions of the Asset Purchase Agreement. The Asset Purchase Agreement contemplates the sale of substantially all of Panda's Operating Assets to SBI. THE DESCRIPTION OF THE ASSET PURCHASE AGREEMENT SET FORTH HEREIN DOES NOT PURPORT TO BE COMPLETE AND PANDA SHAREHOLDERS SHOULD REVIEW THE ASSET PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO CAREFULLY READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

Operating Assets Being Sold and Liabilities and Obligations Assumed

   Panda has agreed to sell to SBI the following Operating Assets and rights of Panda relating to Panda's business operations:

   - all permits, authorizations, licenses and other governmental and third-party rights and privileges, in each case used in Panda's business operations;

   - all tangible personal property owned by Panda and used in Panda's business operations and all right, title and interest of Panda in the inventory and supplies of Panda used in its business operations;

   - any and all contracts and other rights, in each case used in Panda's business operations, except for contracts which are excluded below;

   - all patents, trade and service marks, designs, drawings, software (except for software necessary for the continuation of Panda's operations), trade names, copyrights, mask works, applications therefor, licenses thereof and similar intangible property (collectively, "Intellectual Property"), in each case used in Panda's business operations; and

   - all of Panda's accounts receivable as of the closing date of the asset sale transaction.

   Those assets (other than assets constituting Intellectual Property) exclusively used in Panda's computer systems business will not be sold under the Asset Purchase Agreement.

   In addition, SBI has agreed to assume or observe, subsequent to the closing date of the Proposed Sale, Panda's obligations pursuant to the contracts that are assigned by Panda to SBI in connection with the sale of Operating Assets. The obligations to be assumed include the following:

   - Panda's trade accounts payable outstanding on the closing date (up to a maximum amount of $300,000);

   - specific items included in Panda's accrued payroll and benefits account outstanding on the closing date, which will not exceed $100,000;

   - specific items included in Panda's "other current liabilities" account on the closing date, which will not exceed $100,000;

   - up to $2,000,000 of Panda's indebtedness to Helix, effective upon such indebtedness' restructuring as described in the Voting Agreement among SBI, Panda and certain shareholders of Panda dated May 14, 1999; and

   - Panda's obligations under certain agreements assigned by Panda to SBI.

These liabilities are collectively referred to herein as the "Assumed Liabilities."

Consideration Price

      The aggregate consideration for the Operating Assets will be (i) shares of SBI's common stock initially representing 10% of SBI's capital stock on a fully diluted basis and (ii) the assumption of the Assumed Liabilities. In addition to Panda's initial 10% fully diluted common equity interest, the capital structure of SBI upon consummation of the Proposed Sale will be comprised of Vantage's 70% fully diluted preferred equity interest and a 20% fully diluted pool of common shares reserved for issuance upon exercise of stock options to be issued to SBI's officers, directors, employees and consultants. Each of these interests will be diluted pro rata by the issuance of a 2% fully diluted preferred equity interest to Archimedes upon completion of the Archimedes Exchange. See "Interests of Certain Persons in the Proposed Sale." The SBI Common Stock to be received by Panda will be entitled to one vote per share and to such dividends, if any, as are declared by the SBI Board of Directors. SBI has indicated that it does not intend to pay any common stock dividends for the foreseeable future. The Vantage preferred equity interest will be comprised of shares of preferred stock, the material terms of which include:

   -   one vote per share in all matters voted on by the common stock;

   - a liquidation preference equal in the aggregate to Vantage's initial $6,000,000 investment in SBI plus a participation interest along with SBI's common stock;

   -   non-cumulative 6% dividends;

   - the right to convert on a one-for-one basis (subject to customary weighted average anti-dilution protection) into shares of SBI common stock;

   - a pro rata right of first refusal on future stock issuances by SBI; and

   - the ability to appoint a majority of the board of directors of SBI.

      Upon consummation of the Proposed Sale, the authorized capital stock of SBI will be 30,000,000 shares of Common Stock and 10,000,000 shares of Series A Preferred Stock. Of these shares, 1,000,000 shares of Common Stock will be issued to Panda, 2,000,000 additional shares of Common Stock will be reserved for issuance upon exercise of employee stock options and 7,000,000 shares of Series A Preferred Stock will be issued and outstanding. Any additional issuance of currently authorized capital stock of the Company, or any additional issuances of capital stock of the Company that is not currently authorized but is authorized after the consummation of the Proposed Sales will further dilute Panda's ownership of SBI. Panda's ownership interest in SBI will not be sufficient to allow Panda to control SBI's future authorization or issuance of securities or to control any other corporate decision.

   In connection with the Asset Purchase Agreement, Panda and SBI will execute additional agreements to facilitate transfer of Panda's assets (the "Ancillary Agreements").

Closing

   The closing of the Proposed Sale will take place within three business days of approval of the Proposed Sale by the Panda shareholders. The closing, however, must in all events occur before December 30, 1999.

Conditions to Closing

Conditions to Obligations of Purchaser

   SBI's obligation to consummate the Proposed Sale is subject to the satisfaction (or waiver) of various conditions, including the following:

   - the representations and warranties of Panda contained in the Asset Purchase Agreement will have been true and correct when made and as of the closing, and the covenants and agreements in the Asset Purchase Agreement to be complied with by Panda on or before the closing date have been complied with;

   - no action will have been commenced or threatened against Panda or SBI that would render inadvisable the consummation by SBI of the transactions contemplated by the Asset Purchase Agreement, except in the case where SBI has solicited or encouraged any such transaction;

   - SBI and Panda will each have received all authorizations, consents, orders and approvals which SBI reasonably deems necessary or desirable for the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements;

   - SBI will have received amendments or novations of the contracts identified in the Asset Purchase Agreement;

   - no circumstance, change in or effect on Panda's operations will have occurred which has a material adverse effect on the Operating Assets;

   - the approval of the number of Panda's shareholders necessary to effect the Asset Purchase Agreement, including preferred shareholders;

   - the receipt by purchaser of all permits, authorizations, licenses and other governmental and third party rights and privileges necessary to operate the Business as currently conducted (collectively, "Approvals");

   - the delivery by Panda to SBI of a signed counterpart of a stockholders' agreement as set out in the Asset Purchase Agreement;

   - SBI's satisfaction that Panda is able to sell, convey and assign to SBI, free and clear of all claims, liens and interests except as provided in the Asset Purchase Agreement, title and interest in the Operating Assets;

   - Panda's compliance in all material respects with its covenants and agreements under the Asset Purchase Agreement;

   - the absence of any injunction, stay or restraining order staying the effectiveness of any Approval; and

   - the absence of any threatened or pending suit, action, investigation, inquiry or other proceeding which could have a material adverse effect on SBI's ability to acquire, use, operate or enjoy the Operating Assets of Panda.

Panda has executed the contract amendments and novations required for Closing. No governmental approvals are required for the consummation of the Proposed Sale.

Conditions to Obligations of Seller

   Panda's obligation to consummate the Proposed Sale will be subject to the satisfaction (or waiver) of various conditions, including the following:

   - the Asset Purchase Agreement will have been approved and adopted by the requisite vote of the Panda shareholders;

   - the representations and warranties of SBI contained in the Asset Purchase Agreement will have been true and correct when made and as of the closing, and the covenants and agreements in the Asset Purchase Agreement to be complied with by SBI on or before the closing date have been complied with;

   - the delivery by SBI to Panda of a signed counterpart of a stockholders' agreement as set out in the Asset Purchase Agreement;

   - SBI will be capitalized with equity capital of not less than $6,000,000 in cash and commitments; and

   - SBI's compliance in all material respects with its covenants and agreements under the Asset Purchase Agreement.

SBI has been sufficiently capitalized to satisfy that condition for Closing.

Representations and Warranties

   The Asset Purchase Agreement contains various representations and warranties customary for transactions of this type, including representations and warranties of Panda relating to, among other things:

   - the due organization, valid existence, and good standing of Panda and similar corporate matters;

   - the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement;

   - the accuracy and completeness of each report or proxy statement delivered to SBI;

   - Panda's compliance with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934;

   - the compliance of Panda's financial statements as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and the accuracy of Panda's financial statements;

   -   the collectibility and status of Panda's accounts receivable;

   - the good condition and saleability of Panda's business inventories;

   -   Panda's compliance with all applicable laws and government orders;

   - Panda's receipt of all required government permits, licenses, authorizations, certificates and approvals;

   -   Panda's environmental, tax, labor and employee benefit matters;

   - the legality, validity, enforceability, and assignability of all contracts entered into by Panda that are necessary or useful for the operation of its business, and the absence of any breach of these contracts by Panda;

   - Panda's ownership of the Intellectual Property that it will sell to SBI under the Asset Purchase Agreement;

   -   Panda's year 2000 compliance;

   -   Panda's title to the Operating Assets;

   -   the insurance coverage of all the Operating Assets;

   - Panda's authority to execute the Asset Purchase Agreement and the Ancillary Agreements;

   - the absence of any pending, threatened or contemplated investigation of or administrative or legal proceeding against Panda which Panda has not disclosed;

   - the absence of any material inaccuracy or omission in the Asset Purchase Agreement or in any document filed by Panda with the SEC on or prior to the date of the Asset Purchase Agreement;

   - the absence of any undisclosed changes in Panda's condition that, in the aggregate, are materially adverse to SBI;

   -   the absence of any undisclosed material liabilities;

   - the absence of any material tax liability, except for taxes which Panda reasonably disputes, the filing of all returns and reports due, and the absence of any tax liens on the Operating Assets;

   - the absence of any event or circumstance which, under applicable law, would require public disclosure but which has not been so publicly disclosed;

   - the absence of conflicts under Panda's charter or by-laws, required consents or approvals, and violations of any instrument or law;

   - the absence of any notice that any significant customer has ceased or substantially reduced, or will cease or substantially reduce, its use of Panda's products;

   - the absence of any notice that any significant supplier will not sell goods related to the Business at any time after the closing date on terms and conditions similar to those imposed on current sales to Panda;

   - the absence of certain liabilities by Panda under ERISA, and the absence of any excise tax liabilities under certain sections of the Internal Revenue Code;

   - the absence of any undisclosed facts that affect Panda's operations adversely or could do so in the future; and

   -   the absence of any broker's or finder's fees.

   The Asset Purchase Agreement also contains various representations and warranties of SBI with respect to the following:

   - the due organization, valid existence, and good standing of SBI and similar corporate matters;

   - the authorization, execution, delivery, and enforceability of the Asset Purchase Agreement;

   -   SBI's capitalization;

   -   SBI's financing commitments;

   -   the absence of any broker's or finder's fees; and

   - the absence of conflicts under SBI's charter or by-laws, required consents or approvals, and violations of any instrument, law, or governmental order.

Covenants

   In the Asset Purchase Agreement, Panda has agreed to the following covenants:

   - between the date of the Asset Purchase Agreement and the closing date, Panda will not conduct its operations relating to the Operating Assets other than in the ordinary course and consistent with Panda's past practice;

   - Panda will provide SBI full and complete access to all facilities, relevant documents and personnel;

   - Panda will use commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals that may be or become necessary for execution and delivery of the Asset Purchase Agreement and the Ancillary Agreements;

   - prior to the closing, Panda will promptly notify SBI of all events, circumstances, facts and occurrences arising subsequent to the date of the Asset Purchase Agreement which could have a material effect on its operations;

   - Panda will not use any of the Intellectual Property after the closing date of the Proposed Sale;

   - Panda and SBI agree to cooperate and coordinate the making of any public announcements concerning the Asset Purchase Agreement and the Ancillary Agreements; and

   - from the date of the execution of the Asset Purchase Agreement until December 30, 1999, except as required pursuant to any fiduciary duty, neither Panda nor any of its directors, officers, agents or representatives will (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any part of its operations or assets whether by purchase of assets or otherwise, (ii) disclose any information not customarily disclosed to any person concerning its operations or the Assets or afford to any person or entity access to the properties, books or records of its operations or the assets or (iii) cooperate with any person to make any proposal to purchase all or any part of the assets of its operations or the assets (directly or indirectly) other than inventory or non-essential or excess assets sold in the ordinary course of business.

Stockholders Agreement

   Panda will be required to enter into a stockholders agreement as a condition to the receipt of SBI common stock. The stockholder agreement will include the following terms:

   - the SBI common stock held by Panda is not transferable for a period of five years, except in limited circumstances such as an initial public offering;

   - Panda must vote its shares of SBI common stock proportionately in accordance with the vote of all other holders of SBI common stock;

   - if holders of 50% of the SBI preferred shares dispose of their preferred shares, Panda may be required to sell their shares on the same terms as the SBI preferred shareholders;

   - SBI will have the right of first refusal for any sales of SBI common stock; and

   - SBI common stock will have registration rights on substantially the same terms as the SBI preferred shares.

Indemnification

   The representations, warranties, covenants, agreements and obligations contained in the Asset Purchase Agreement, or in any document or instrument executed and delivered in connection with that agreement, will survive the closing of the Proposed Sale for a period of one year. In addition, the Asset Purchase Agreement requires Panda to indemnify and hold harmless SBI, its successors and assigns from, for and against any loss, damage, liability, injury or deficiency which results from the inaccuracy of any representation or the breach of any warranty made by Panda in that agreement or the failure of Panda duly to perform or observe any term, provision, covenant, agreement or condition of the Asset Purchase Agreement relating to the period prior to the closing date (other than with respect to the liabilities that SBI will assume). In addition, the Asset Purchase Agreement requires Panda to indemnify and hold harmless SBI, its successors and assigns from, for and against any loss damage, liability, injury or deficiency that results from the transport or arranged transport or disposal of any hazardous materials to any location which is listed or proposed for listing on any federal or state list of sites requiring investigation or remediation. The right of indemnification for any of the environmental problems does not apply to any post-acquisition activities. Panda does not have knowledge of any current environmental liability.

   The Asset Purchase Agreement also requires SBI to indemnify and hold harmless Panda, its successors and assigns from, for and against any loss, damage, liability or deficiency which results from the inaccuracy of any representation or the breach of any warranty made by SBI or any failure of SBI duly to perform or observe any term, provision, covenant, agreement or condition of the Asset Purchase Agreement. The liability of Panda to indemnify SBI is limited to $200,000 (the "Indemnification Limit"), and no damage can be recovered unless the aggregate amount of damages exceeds $50,000, provided, however, that once such threshold is met, the full amount of damages, from the first dollar, can be recovered.

   Panda agrees to indemnify and hold harmless SBI against the following taxes and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such taxes:

   - taxes imposed on SBI with respect to taxable periods ending on or before the closing date;

   - with respect to taxable periods beginning before the closing date and ending after the closing date, taxes imposed on SBI or the operations of Panda which are allocable to the portion of such period ending on the closing date; and

   - taxes imposed as a result of any breach of warranty or misrepresentation of the Asset Purchase Agreement.

   Indemnification obligations resulting from tax liabilities or employee benefit liabilities are not subject to the Indemnification Limit.

   The Asset Purchase Agreement imposes specific procedures, terms and conditions on any party seeking indemnification under the Asset Purchase Agreement, including, without limitation, notice requirements, defense of claim procedures and settlement conditions.

Termination and Waiver

   The Asset Purchase Agreement may be terminated at any time prior to the closing:

   - by SBI, if between the date of the Asset Purchase Agreement and the time scheduled for closing an event or condition occurs that has resulted in or SBI reasonably believes may result in a material adverse effect;

   - by either Panda or SBI if the closing will not have occurred by December 30, 1999, provided that such a right will not be available to any party who causes the failure of the closing to occur on or prior to such date;

   - by either Panda or SBI in the event that any governmental authority will have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement and such order, decree, ruling or other action will have become final and nonappealable; or

   -   by the mutual written consent of Panda and SBI.

Pursuant to Section 5.07 of the Asset Purchase Agreement, Panda's Board of Directors can negotiate a competing transaction consistent with its fiduciary obligations if Panda receives a superior proposal to SBI's proposal.

   To the extent material provisions or conditions of the Asset Purchase Agreement are waived or amended or the termination date is extended, Panda will amend the Proxy Statement and resolicit proxies.

             UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following Unaudited Pro Forma Financial Information gives effect to the consummation of Panda's sale of substantially all of its operating assets to SBI as if it had been consummated (i) on June 30, 1999, in the case of the Unaudited Pro Forma Balance Sheet, and (ii) on April 1, 1996, the first day of Panda's fiscal year, in the case of the Unaudited Pro Forma Statements of Operations for the fiscal year ended March 31, 1997, the nine months ended December 31, 1997 and the fiscal year ended December 31, 1998.

   The following Unaudited Pro Forma Financial Information is presented for illustrative purposes only and does not purport to be indicative of the Company's actual financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the Proposed Sale been consummated on the above-referenced dates, nor does it give effect to (i) any transactions other than the Proposed Sale and those described in the Notes to the Unaudited Pro Forma Financial Information or (ii) Panda's results of operations since June 30, 1999.

   The following Unaudited Pro Forma Financial Information is based upon the historical financial data of Panda and should be read in conjunction with the information appearing in "The Asset Purchase Agreement," "Selected Historical Financial Data" and other financial data included in or incorporated by reference in this Proxy Statement. In the preparation of the following Unaudited Pro Forma Financial Information, it has been assumed that Panda's 10% interest in SBI is valued at $600,000 based upon the initial $6,000,000 capitalization of SBI.

   The Unaudited Pro Forma Balance Sheet at June 30, 1999, is based upon Panda's financial position at June 30, 1999. The Unaudited Pro Forma Statement of Operations for the six months ended June 30, 1999 is based upon Panda's results of operations for the six months ended June 30, 1999. The Unaudited Pro Forma Statements of Operations for the fiscal year ended March 31, 1997, the nine months ended December 31, 1997 and the fiscal year ended December 31, 1998 is based on Panda's results of operations for those periods.

Page 24
            UNAUDITED PRO FORMA FINANCIAL INFORMATION
                          BALANCE SHEET

                        June 30, 1999

                              6/30/99      Pro Forma      6/30/99
                             Historical    Adjustment   As Adjusted
Current assets               ----------   ----------    ----------
 Cash and cash equivalents   $  106,625   $    -        $   106,625
 Accounts receivable
   (net of allowance
     of $295,292                 45,387      (45,387)(1)       -
   Inventory                     38,634      (38,634)(1)       -
   Other receivables             34,481      (34,481)(1)       -
   Prepaid expenses and
    other current assets         87,940      (87,940)(1)       -
                             ----------   -----------    ----------
        Total current assets    313,067      (206,442)      106,625

Property and equipment, net   1,467,967    (1,467,967)(1)      -

Restricted cash                  80,000          -           80,000

Debt issuance costs, net           -             -             -

Other assets                     83,739          -           83,739

Investment in SBI                  -          600,000(1)    600,000
                             ----------   -----------    ----------
       Total assets          $1,944,773   $(1,074,409)   $  870,364
                             ==========   ===========    ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable          $1,398,458   $ (300,000)(1) $1,098,458

   Notes payable   Helix      2,000,000   (2,000,000)(1)       -

   Notes payable   SBI          300,000         -           300,000

   Other current
    liabilities               1,259,547       (2,608)(1)    773,439
                                            (100,000)(1)
                                            (383,500)(5)
                             ----------   -----------    ----------
       Total current
        liabilities           4,958,005   (2,786,108)     2,171,897

Commitments and contingencies

Stockholders' equity (deficit)
 Preferred stock, $.01 par
   value, 2,000,000 shares
   authorized; 529 shares
   issued and outstanding     4,867,945         -         4,867,945
 Common stock, $.01 par
   value, 50,000,000
   shares authorized;
   29,683,834 shares issued
   and outstanding              296,838         -           296,838

Additional paid-in capital   77,508,622         -        77,508,622

                                             383,500(5)
Accumulated deficit         (85,686,637)   1,328,199(1) (83,974,938)
                             ----------   -----------    ----------
       Total stockholders'
        equity (deficit)     (3,013,232)   1,711,699     (1,301,533)
                             ----------   -----------    ----------
       Total liabilities
        and stockholders'
        equity (deficit)     $1,944,773   $(1,074,409)   $  870,364
                             ==========   ===========    ==========

               UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      STATEMENT OF OPERATIONS

                   Six Months Ended June 30, 1999


                                 Six Months                  Six Months
                                    Ended                      Ended
                                   6/30/99     Pro Forma      6/30/99
                                 Historical    Adjustment   As Adjusted
                                -----------   -----------   -----------
Revenues
   Product sales                $   403,740   $  (403,740)(2)   $   -
   Licensing fees                   500,000      (500,000)(2)       -
   Contract research and
     development revenues              -             -              -

         Net revenues               903,740      (903,740)          -

Other expenses
   Cost of sales                    194,121      (194,121)(2)       -
   Research and development         571,664      (571,664)(2)       -
   Selling, general and
     administrative               2,690,631    (2,690,631)(2)       -
   Amortization of debt issuance                  208,453 (6)    208,453
     costs/ accrued penalties     2,551,542    (2,551,542)(2)       -
   Cost associated with asset
     impairments                       -             -              -
                                 ----------   -----------    ----------
       Total operating
        expenses                  6,007,958    (5,799,505)      208,453

       Operating loss            (5,104,218)    4,895,765      (208,453)

Interest expense                    302,717      (302,717)(2)    (9,000)
                                                   (9,000)(4)
Interest income                        -             -             -
Other income                         60,547       (60,547)(2)      -
                                 ----------   -----------    ----------

       Net loss from operations  (5,346,388)    5,128,935      (217,453)

Dividends and amortization
 of beneficial
 conversion feature
 related to convertible
 preferred stock                    (54,067)         -          (54,067)
                                 ----------   -----------    ----------

         Net loss applicable
           to common stock       (5,400,455)    5,128,935      (271,520)
                                 ==========   ===========    ==========
                                                5,128,935
Net loss from discontinued
 operations                            -       (5,128,935)(3)      -
                                 ----------   -----------    ----------
         Net loss                $(5,400,455)  (5,128,935)   $ (271,520)
                                 ==========   ===========    ==========

Basic and diluted loss
 per share                       $     (.24)                 $      (.01)
                                 ==========                  ===========
Weighted average shares
 outstanding                     21,989,513                   21,989,513
                                 ==========                  ===========

               UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      STATEMENT OF OPERATIONS

                Twelve Months Ended December 31, 1998


                                Twelve                      Twelve
                             Months Ended                Months Ended
                              12/31/98     Pro Forma       12/31/98
                             Historical    Adjustment     As Adjusted
                            -----------    -----------    -----------
Revenues
   Product sales            $   586,907    $  (586,907)(2)$     -
   Licensing fees               100,000       (100,000)(2)      -
   Contract research and
    development revenues        135,673       (135,673)(2)      -
                            -----------    -----------    -----------
         Net revenues           822,580       (822,580)         -

Other expenses
   Cost of sales              1,739,418     (1,739,418)(2)      -
   Research and development   3,395,577     (3,395,577)(2)      -
                                416,906        416,906
   Selling, general and
     administrative           9,263,283     (9,263,283)(2)      -
   Cost associated with asset                          (6)
     impairments                125,038       (125,038)(2)      -
                            -----------    -----------    -----------
         Total operating
           expenses          14,523,316    (14,106,410)       416,906
                            -----------    -----------    -----------
         Operating loss     (13,700,736)    13,283,830       (416,906)

Interest expense             (3,881,406)     3,881,406(2)        -
                                               (18,000)(4)    (18,000)
Interest income                  72,345        (72,345)(2)       -
Other income                     35,101        (35,101)(2)       -
                            -----------    -----------    -----------

         Net loss from
          operations        (17,474,696)    17,039,790       (434,906)

Dividends and amortization
  of beneficial conversion
  feature related to
  convertible preferred
  stock                        (741,886)          -          (741,886)
                            -----------    -----------    -----------

         Net loss
          applicable
          to common stock   (18,216,582)    17,039,790     (1,176,792)
                                            17,039,790
Net loss from discontinued
 operations                        -       (17,039,790)(3)       -
                            -----------    -----------    -----------

         Net loss           $(18,216,582)  $17,456,696    $(1,176,792)
                            ============   ===========    ===========
Basic and diluted loss
 per share                  $      (1.33)                 $      (.09)
                            ============                  ===========
Weighted average shares
 outstanding                  13,732,936                    13,732,936
                            ============                  ===========

                UNAUDITED PRO FORMA FINANCIAL INFORMATION
                        STATEMENT OF OPERATIONS

                 Nine Months Ended December 31, 1997


                             Nine Months                  Nine Months
                               Ended                         Ended
                             12/31/97      Pro Forma       12/31/97
                            Historical     Adjustment     As Adjusted
                            -----------    -----------    -----------
Revenues
   Product sales            $   923,792   $   (923,792)(2)$      -
   Licensing fees               350,000       (350,000)(2)       -
   Contract research and
     development revenues       973,003       (973,003)(2)       -
                            -----------    -----------    -----------
         Net revenues         2,246,795      (2,246,795)         -

Other expenses
   Cost of sales              1,028,577      (1,028,577)(2)      -
   Research and development   3,255,335      (3,255,335)(2)      -
   Selling, general and
     administrative           6,113,255      (6,113,255)(2)      -
   Cost associated with asset   312,680(6)      312,680
     impairments                   -               -             -
                            -----------    -----------    -----------
         Total operating
           expenses          10,397,167    (10,084,487)       312,680
                            -----------    -----------    -----------
         Operating loss      (8,150,372)     7,837,692       (312,680)



Interest expense               (955,014)       955,014(2)        -
                                               (18,000)(4)    (18,000)
Interest income                 144,449       (144,449)(2)       -
Other income                     11,285        (11,285)(2)       -
                            -----------    -----------    -----------
         Net loss from
          operations         (8,949,652)     8,618,972       (330,680)

Dividends and amortization
  of beneficial conversion
  feature related to
  convertible preferred
  stock                            -              -              -
                            -----------    -----------    -----------
         Net loss applicable
           to common stock   (8,949,652)     8,618,972       (330,680)

                                             8,618,972
Net loss from discontinued
  operations                       -        (8,618,972)(3)       -
                            -----------    -----------    -----------
         Net loss           $(8,949,652)   $ 8,618,972    $  (330,680)
                            ===========    ===========    ===========
Basic and diluted loss
  per share                 $      (.78)                  $      (.03)
                            ===========                   ===========
Weighted average shares
 outstanding                 11,541,811                    11,541,811
                            ===========                   ===========

                 UNAUDITED PRO FORMA FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS

                   Twelve Months Ended March 31, 1997


                              Twelve                        Twelve
                           Months Ended                   Months Ended
                             3/31/97       Pro Forma        3/31/97
                            Historical     Adjustment     As Adjusted
                            -----------    -----------    -----------
Revenues
   Product sales            $ 1,547,896    $(1,547,896)(2)$      -
   Licensing fees               100,000      (100,000)(2)        -
   Contract research and
     development revenues       734,123      (734,123)(2)        -
                            -----------    -----------    -----------
         Net revenues         2,382,019    (2,382,019)           -

Other expenses
   Cost of sales              2,762,936    (2,762,936)(2)        -
   Research and development   5,722,717    (5,722,717)(2)        -
   Selling, general and






     administrative          13,142,099   (13,142,099)(2)        -
   Cost associated with
     asset                                    416,906(6)      416,906
     impairments              2,056,025    (2,056,025)(2)        -
                            -----------    -----------    -----------
         Total operating
          expenses           23,683,777    (23,266,871)      (416,906)

         Operating loss     (21,301,758)    20,884,852       (416,906)

Interest expense                   -           (18,000)(4)    (18,000)
Interest income                 427,657       (427,657)(2)      -
Other income                       -              -             -
                            -----------    -----------    -----------
         Net loss from
          operations        (20,874,101)    20,439,195       (434,906)

Dividends and amortization
  of beneficial conversion
  feature related to
  convertible preferred
  stock                            -              -              -
                            -----------    -----------    -----------
         Net loss applicable
           to common stock  (20,874,101)    20,439,195       (434,906)

                                            20,439,195
Net loss from discontinued
 operations                        -       (20,439,195)(3)       -
                            -----------    -----------    -----------
         Net loss           $(20,874,101)  $20,856,101    $  (434,906)
                            ============   ===========    ===========
Basic and diluted loss
 per share                  $      (2.15)                 $      (.04)
                            ============                  ===========
Weighted average shares
 outstanding                   9,723,801                    9,723,801
                            ============                  ===========

        NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) To reflect the sale of certain assets to and the assumptions of certain liabilities by SBI under the capital asset purchase agreement. As a result of the proposed sale, the Panda Project will recognize a gain of $1,328,199, which was not presented herein.

(2) To reclassify the operating loss to discontinued operations as a result of the proposed sale of the operating business per Accounting Principles Board Opinion No. 30.

(3) To eliminate the loss as a result of the sale of the proposed sale of the business as if it had occurred at the beginning of the period.

(4) To reflect interest on the new $300,000 SBI bridge loan at the 6% annual interest rate as per the promissory note.

(5) To reflect elimination of accrued penalties on Class A Preferred Stock and certain common stock penalties in the amount of $383,500.

   The Company had previously accrued certain penalties under the Class A preferred Stock agreement, but under the new exchange agreement executed in connection with the SBI purchase agreement, the preferred shareholders waived the penalties due both for the Class A Preferred Stock as well as their share of the accrued common stock penalties totaling $383,500.

(6) To reflect estimated legal fees, accounting fees and other general and administrative costs including payroll and rent to be incurred as a result of the sale. Estimated operating costs for the 12 month-period, nine-month period, and the six month period are $416,906, $312,680, and $208,453; respectively.

                               PROPOSAL 2:

                              AMENDMENT TO
                       ARTICLES OF INCORPORATION
                     TO INCREASE AUTHORIZED SHARES
                     -----------------------------

Description

      The Board of Directors proposes and recommends to the shareholders an amendment to the Panda Articles of Incorporation (the "Panda
Articles") increasing the number of authorized shares of Panda Common Stock from 50,000,000 shares to 100,000,000.

   The text of the proposed amendment to the Panda Articles is set forth on Annex B to this Proxy Statement.

Additional Shares Necessary to Meet Current Commitments

   The Board of Directors determined that additional shares of Panda Common Stock (the "Additional Shares") should be authorized to fulfill Panda's obligations under certain commitments and obligations that, if not fulfilled, threaten Panda's solvency.

   Sarubbi is entitled to 3,750,000 shares of Panda Common Stock to fulfill Panda's obligation under the Amended Settlement Agreement after the Panda Shareholders approve Proposal 2. In the event the Panda shareholders do not approve this Proposal 2, Panda will be in breach of the Amended Settlement Agreement due to a lack of authorized shares to fulfill this obligation, which will materially affect Panda. See "Legal Proceedings."

     Under the terms of the August 1998 Private Placement, Panda is obligated to issue certain Fill-Up Shares related to the one-year anniversary date of the closing of the Private Placement. Pursuant to the Agreement, additional shares are issuable to purchasers if the average closing bid price of the common stock for the 20 trading day period immediately prior to the anniversary date (August 15, 1999) is less than the prior anniversary price (February 15, 1999 anniversary date). Upon approval of Proposal 2, Panda will issue approximately 6,000,000 shares of the Company's Common Stock under the Fill-Up Provision of the August 1998 Private Placement. In addition, the Company is in the process of negotiating with August 1998 Private Placement holders who are not Series A Preferred shareholders to accept shares of common stock in lieu of the accrued liquidating damages of $383,000 as a result of the Company's common stock delisting from Nasdaq. Upon approval of Proposal 2 and the agreement with August 1998 Private Placement investors, Panda will issue 4,500,000 shares.

      There were 50,000,000 authorized shares of Panda Common Stock, with 29,698,425 shares outstanding as of October 20, 1999. Panda anticipates that there will be approximately 49,961,106 shares of Panda Common Stock outstanding as of the Record Date for the Annual Meeting. The anticipated increase in the number of shares of Common Stock outstanding prior to the Record Date is due to the expected conversion of the remaining shares of the Series A Preferred Stock. After the Record Date, there will be 38,894 authorized shares of Panda Common Stock reserved for issuance pursuant to options, warrants, contractual commitments or other arrangements. As of October 20, 1999, Panda has commitments to issue 40,930,105 additional shares of Panda Common Stock, including 20,262,681 shares pursuant to the Exchange Agreement, as follows:

Page 31
             Purpose for which               Number of
             Shares are Reserved             Reserved Shares
             -------------------             ---------------

            Employee Stock Option Plans          815,900

            Warrants:
              1996 Equity Transaction            112,500
              1998 Equity Transaction          2,223,928
              Helix (PEI) Inc.                 2,850,000
              Convertible Preferred
               Transaction in February 1998      120,000


              Fees related to Convertible
               Debenture in August 1997           70,096
              Warrants issued related to
               Investor Relation Services        225,000

         Contractual Agreements:
              Joseph A. Sarubbi Amendment
                to Settlement Agreement
                dated December 1998 (see "Legal
                Proceedings")                  3,750,000

         Fill-Up Shares pursuant to the
           August 1998 private
           placement (approx.)                 6,000,000

         Other:
           Potential shares in lieu of
           liquidating damages related to the
           August 1998 private placement upon
           issuance of new authorized shares   4,500,000

      Of the Panda Common Stock reserved for issuance, it is highly unlikely that 3,500,000 options and warrants would be issued due to exercise prices that range from $0.75 to $44.25 within the given time criteria pursuant to the respective option and warrant agreements.
There are no authorized and unissued shares of Panda Common Stock that are not currently reserved for any specific use and available for future issuances. If Proposal 2 is approved, there will be 29,371,470 such authorized and unissued shares of Panda Common Stock that are not reserved for any specific use and available for future issuances.

Additional Authorized Shares Requested

   Having the Additional Shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholders' meeting. Except as described in this Proxy Statement, the Company has no other definitive plans or comments to issue the Additional Shares. The Additional Shares, together with other authorized and unissued shares of Panda Common Stock, generally would be available for issuance without the requirement for further stockholder approval, unless action is required by applicable law or Panda's governing documents.

   Shareholders of Panda do not have any pre-emptive or similar rights to subscribe for or purchase any additional shares of Panda Common Stock that may be issued in the future, and therefore future issuances of Panda Common Stock may, depending on the circumstances, have a dilutive effect on the earnings and equity per share, voting power and other interests of the existing shareholders of Panda.

   The increase in the authorized number of shares of Panda Common Stock also could be viewed as having anti-takeover effects. Although the Board of Directors has no current plans to do so, shares of Panda Common Stock could be issued in various transactions that would make a change in control of the Company more difficult or dilute stock ownership of a person seeking to obtain control.

   The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's shareholders to realize a higher price for their shares than is generally available in the public markets. The Company is not aware of any effort to accumulate shares of Panda Common Stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and the Company has no present intention to use the Additional Shares for anti-takeover purposes.

   The Board of Directors recommends a vote FOR approval of the amendment to the Panda Articles.

Votes Required for Approval of Proposal 2

      Approval of Proposal 2 requires that the number of votes cast in favor of Proposal 2 exceed the number of votes cast against. Votes for Proposal 2 may be cast in favor of or against the proposal or may abstain from voting. Abstentions, therefore, will not have the effect of a negative vote. Abstentions may be specified on the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. In addition, broker non-votes, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions, will not be included in vote totals for Proposal 2, but will be counted for purposes of determining whether there is a quorum at the Annual Meeting.

                              PROPOSAL 3:

                        ELECTION OF DIRECTORS

      Panda's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, the exact number of directors to be fixed by the Board of Directors. The Board of Directors has set the number of directors at three. The Board of Directors has three classes, each of whose members serve for a staggered three-year term. Currently, the Board consists of one Class II director William E. Ahearn, one Class III director John T. Friedline and one Class I director Stanford W. Crane, Jr. At each annual meeting of shareholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are expiring. At Panda's upcoming annual meeting, the Class II director will be elected for a term expiring at the 2002 Annual Meeting of Shareholders and until his successor is duly elected and qualified, subject to his earlier death, resignation or removal. The Board of Directors has nominated William E. Ahearn for election as Class II director at the Annual Meeting.

   The persons named in the accompanying form of proxy intend to vote all valid proxies received in favor of the election of Mr. Ahearn as Class II director unless authority is withheld.

      Set forth below is certain biographical information furnished to Panda by the director nominee. The nominee currently serves as a director of Panda. For a summary of stock ownership information concerning the director nominee, see "Security Ownership of Certain Beneficial Owners and Management." In the event the nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for a substitute nominee. Management does not anticipate that such an event will occur. Also set forth below is certain information concerning the Class I and Class III directors, whose terms of office will continue after the Annual Meeting until the 2001 and 2003 annual meetings, respectively.


Nominee for Class II Director

      William E. Ahearn, age 61, was appointed to the Board of Directors in November 1998 by the directors then in office. Mr. Ahearn joined Panda in March of 1996 and served as President of the Archistrat Systems division from April 1996 to December 1996. He served as Vice President of Technology at Panda from January 1997 to September 1997 and as Vice President and Chief Scientist from September 1997 to November 1998.
From 1993 to 1996, he was Director of Multimedia Products at AMP Incorporated. AMP is a manufacturer of electronic components. From 1964 to 1993, Mr. Ahearn served in a variety of positions at International Business Machines Corporation ("IBM"), including Product Manager for Digital Video Interactive and Collaborative Work Products IBM Europe, Product and Project Manager for Input/Output Technology Entry Systems and Electro-Optical Technologies at IBM Corporate Headquarters, and as staff member of IBM's T.J. Watson Research Center. From 1984 to 1989, Mr. Ahearn was a visiting scholar at the MIT Media Lab.

   The Board of Directors recommends that shareholders vote "FOR" the nominee for director.

Class III Director

      John T. Friedline, age 58, was appointed to the Board of Directors in June 1999 by the directors then in office. Since 1994, Mr. Friedline has been President and Chief Executive Officer of Friedline & Associates, Inc., an independent management consultant primarily in the multi media arena. From 1965 to 1994, Mr. Friedline held various positions at IBM Corp. ("IBM"). From 1965 to 1988, he served in IBM's domestic offices, holding positions that included National Marketing Manager - PCS and Application Development and Director - Systems Application Architecture Marketing. From 1988 to 1994, he served in IBM's European headquarters as Director of its New Business Solutions Unit. From 1963 to 1965, Mr. Friedline was an engineer at Union Carbide. He holds a B.S. in Engineering from Bucknell University and an MBA from the University of Buffalo.

Class I Director

   Stanford W. Crane, Jr., age 48, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in April 1992 and, since November 1993, as Senior Vice President -Product Design and Development. From May 1990 to April 1992, Mr. Crane was self-employed, principally engaged in the development of the Compass Connector. From 1984 to April 1990, Mr. Crane was president of Crane Electronics, Inc., which supplied advanced interconnection technology for military and commercial products. From 1980 until 1984, Mr. Crane was an executive at Molex Corporation, a publicly held corporation manufacturing and selling electronic interconnect devices, and served from 1982 to 1984 on the Chairman's staff for the Advanced Development Committee and assisted in marketing and strategic planning for domestic and international operations. From 1976 to 1980, Mr. Crane served as a sales executive for AMP Incorporated, a manufacturer of electronic components.

Board and Committee Meetings

   The Board of Directors of Panda held 19 meetings during 1998. The Board has a standing Audit Committee and a standing Compensation and Stock Option Committee. The Compensation and Stock Option Committee and the Audit Committee met several times during 1998 to address Mr. Crane's contract and employee stock option grants. A contract with Mr. Crane was not renewed. Additional stock option grants were approved by the Board of Directors in October 1998. Panda does not have a nominating committee. During the most recent fiscal year, each director attended at least 75% of the meetings of the Board and any committee on which such director served.

   Mr. Gingrich and James T.A. Wooder, a former director, served on the Audit Committee of the Board of Directors until their resignation in March 1999 and November 1998, respectively, the members of which make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of Panda's internal accounting controls. Mr. Ahearn now serves as the Audit Committee.

   Mr. Gingrich and Dr. Tummala comprised the Compensation and Stock Option Committee of the Board of Directors, which makes recommendations to the Board regarding the executive and employee compensation programs of Panda and which administers the 1993 Performance Incentive Plan, the 1995 Employee Stock Incentive Plan and the Nonemployee Director Stock Option Plan. Mr. Gingrich and Dr. Tummala both have resigned as of March 1999. The Board has not replaced those members and has decreased the number of directors to three.

Directors' Compensation

   All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from Panda are entitled to a retainer of $2,000 per month for serving on the Board of Directors in addition to the reimbursement of reasonable expenses incurred at any meetings.

   In addition, each outside director participates in Panda's Nonemployee Director Stock Option Plan ("Director Plan"). Under this plan each outside director receives an option to purchase 4,000 shares of Panda Common Stock at each annual meeting of shareholders of Panda. Such options have a per share exercise price equal to the fair market value of the Panda Common Stock on the date of grant, vest annually in four equal installments beginning on the first anniversary of grant and, unless sooner terminated, expire five years from the date of grant. During 1998, Messrs. Gingrich, Tummala and Wooder each received an option to purchase 4,000 shares of Panda Common Stock under the Director Plan at an exercise price of $3.81 per share. At the Annual Meeting, an additional option to purchase 4,000 shares of Panda Common Stock will be granted to each of the existing directors.

   Annual and Long-Term Incentive Compensation

   Panda has no formal bonus program for its key employees.
Occasionally, bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

   Panda's stock option plans are designed to promote the identity of long-term interests between Panda's employees and its shareholders and to assist in the retention of executives. The size of option grants is generally intended by the Committee to reflect the executive's position with Panda and his or her contributions to Panda. Stock options generally vest over a four-year period in order to encourage key employees to continue in the employ of Panda. Stock options are granted at an option price equal to the fair market value of Panda's Common Stock on the date of grant; however, Panda reserves the right to grant stock options having exercise prices less than the fair market value of the Panda Common Stock on the date of grant, to modify the terms of existing options and to reprice the options as an incentive for employees to remain with Panda.

   Benefits

   Panda's executive officers are entitled to receive medical and life insurance benefits and to participate in Panda's 401(k) Retirement Savings Plan on the same basis as other full-time employees of Panda.

   The amount of perquisites, as determined in accordance with the rules of the Securities Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for 1998 for any of the named executive officers.

   Summary of Compensation of Chief Executive Officer

   For the fiscal year ended December 31, 1998, Mr. Crane, Panda's President and Chief Executive Officer, received a salary of $150,000.

   Compliance with Internal Revenue Code Section 162(m)

   Panda does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on Panda. The Compensation Committee intends to review the potential effect of Section 162(m) periodically and in the future may decide to structure the performance-based portion of its executive officer compensation to comply with Section 162(m). The Compensation Committee has approved the per-participant limitations included in Panda's 1993 Performance Incentive Plan and in Panda's 1995 Employee Stock Incentive Plan as a means of preserving flexibility in structuring executive officer compensation.

Company Stock Price Performance

   The following graph shows a comparison of cumulative total return since December 1994 for the Company's stock, the Nasdaq Composite Index and the Philadelphia Semiconductor Index. The performance graph shows cumulative percentage increases or decreases in each investment.

Comparison of Cumulative Return since December 31, 1994*

[graph]

                 The Panda       Nasdaq            Philadelphia
                 Project, Inc.   Composite Index   Semiconductor Index
                   -------------   ---------------   -------------------

     12/31/94         100              100              100
     12/31/95         195.51           139.92           143.24
     12/31/96          33.15           171.69           171.54
     12/31/97          41.01           208.83           188.19
     12/31/98           4.21           291.60           250.25

--------------------
* Assumes $100 invested on December 31, 1994 in each investment. Total Return assumes reinvestment of dividends.

Compensation and Stock Option Committee Interlocks and Insider
Participation

   The members of the Compensation and Stock Option Committee were Rao
R. Tummala and Claud L. Gingrich until March 1999 when they resigned.
No member of the Compensation and Stock Option Committee was at any time during fiscal year 1998, or formerly, an officer or employee of Panda.

Employment Agreements

   Mr. Crane entered into an employment agreement with Panda on November 8, 1993, as amended and restated on February 22, 1994, which expired on January 1, 1999 (subject to certain termination provisions). Under this agreement Mr. Crane receives an annual base salary of $150,000. Mr. Crane is also eligible to receive discretionary bonuses as determined by the Board of Directors. Furthermore, the agreement provides that Mr. Crane is entitled to participate in any medical, stock option and
benefit plans that Panda may establish.   Mr. Crane does not currently
have an employment agreement.

   Mr. Crane's employment is terminable at will by Mr. Crane upon six months' prior notice, and is terminable by Panda for cause at any time or in the event that Mr. Crane becomes disabled and, as a result, is unable to perform his obligations under the agreement for three consecutive months. In the event that the agreement is terminated other than as a result of Mr. Crane's death or disability or for cause, Mr. Crane will be entitled to receive an amount equal to the greater of $150,000 or his annual compensation for the preceding calendar year. In addition, Mr. Crane has agreed not to compete with Panda for a period of two years after the termination of his employment provided he receives payments during that period equal to twice the greater of $150,000 or his salary at the time of such termination, calculated on an annualized basis.

   Mr. Crane has assigned to Panda all improvements or related discoveries or inventions developed or conceived by him during the term of the agreement and the two-year non-competition period which (i) relate to the technology assigned by Mr. Crane to Panda pursuant to the assignment by Mr. Crane in November 1993 of all of his rights to certain prefabricated semiconductor packaging, printed circuit board technology and computer technologies and products, including VSPA, Compass PGA, Well Tech printed circuit board technology and Archistrat 4 Computers, as well as certain other products and technology being developed by him on behalf of Panda, and all related proprietary information (the "Crane Assignment"), or (ii) would enable the development of replacements for the products developed by Panda. See "Certain Relationships and Related Transactions."

   Mr. Crane's employment agreement also provides that he may develop products or technologies ("Unrelated Investigations") unrelated to Panda's technology and proposed products provided that the cost to Panda of such Unrelated Investigations is not significant in the reasonable judgment of Panda's Board of Directors. Mr. Crane has agreed to disclose the results of any Unrelated Investigations to Panda and negotiate in good faith the terms pursuant to which Panda may participate in any such products or technology. If no agreement is reached, Mr. Crane may independently commercialize such products or technology, but will pay Panda a 5% royalty on any sales, licensing fees or other remuneration he receives with respect to Unrelated Investigations.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Upon the formation of Panda in April 1992, Panda issued 2,283,000 shares of Common Stock to Mr. Crane in connection with Mr. Crane's agreement to assign and license to Panda certain technology and products. Such license agreement (the "Crane-Panda License") was amended in January 1996.

   Under the Crane-Panda License, Mr. Crane has granted Panda the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of Panda's Archistrat Computers and the development and commercialization of the Compass PGA product. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below. Under the Crane-Panda License, Panda is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. Panda may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates Panda to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that Panda becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. Panda is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on Panda. There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to Panda. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

   In September 1992, Mr. Crane granted an exclusive license (the "3M License") to Minnesota Mining and Manufacturing Co. ("3M") to develop, manufacture, use and sell the Compass Connector other than as part of a computer system. In February 1996, Mr. Crane and 3M agreed to convert the 3M License to a nonexclusive license. Pursuant to the 3M License, Mr. Crane is entitled to receive from 3M, in general, a 5% royalty (decreasing to 2.5% after five years, and to 2% after ten years) on net sales of the Compass Connector (including sales to Panda). The 3M License provides in certain circumstances for the payment of a royalty to Mr. Crane. As of April 20, 1998, Mr. Crane had received no such payments.

   In April 1999, Mr. Crane licensed the Compass Connector technology to Winchester Electronics to develop, manufacture and sell on a non-exclusive world-wide basis. Winchester Electronics competes in a number of different market segments and is not currently competing with any specific product versions offered by Panda.

   In October 1993, Panda settled litigation with Jack R. Moore and Gary Marvel, former officers and promoters of Panda. In connection with the settlement, the former officers, or their designees, received 197,860 shares of Panda's Common Stock which were being held by an escrow agent (the "Escrowed Shares") subject to Panda's or its assignee's right to repurchase them. In February 1994, Panda's rights to purchase the Escrowed Shares were assigned to Mr. Crane in connection with his employment agreement. In March 1996, Mr. Crane purchased the Escrowed Shares for an aggregate purchase price of $312,000.

   In July 1996, Mr. Crane purchased 1,000 shares of Panda Common Stock at a purchase price of $9.00 per share in connection with a private placement financing and warrants to purchase 1,000 shares of Panda Common Stock in connection with such purchase having a term of five years and an exercise price of $11.00 per share.

   In October 1996, Panda and Mr. Crane entered into a license agreement with LG Cable & Machinery Ltd. ("LG") whereby LG was granted a license with respect to Compass Connector technology owned by Mr. Crane and certain enhanced Compass Connector technology owned by Panda. The license granted to LG is non-exclusive except for certain limited exclusive manufacturing rights with respect to specified Asian countries. The $1 million license fee will be split equally between Mr. Crane and Panda. In addition, Panda and Mr. Crane are entitled to receive royalties on sales of the Compass Connector products by LG or its affiliates, which will be split equally between Mr. Crane and Panda. As of June 30, 1999, Mr. Crane had received an aggregate of $300,000 in payments under this Agreement.

   In August 1997, Panda hired Melissa Crane, wife of Stanford W. Crane, Jr., as Director of Strategic Business at an annual salary of $100,000 per year. In September 1997, Ms. Crane was granted an option to purchase 50,000 shares of Panda Common Stock at an exercise price of $6.13 per share. In November 1997, the Board of Directors elected Ms. Crane Vice President of Strategic Business and authorized an increase in her annual salary to $125,000 per year. See "Executive Compensation." In October 1998, the Board of Directors appointed Ms. Crane the Acting Chief Financial Officer.

   With respect to each transaction between Panda and an affiliate of Panda, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as had they been consummated with unrelated third parties.

Continuation of 1993 Performance Incentive Plan and 1995 Employee Stock Incentive Plan

   The 1993 Performance Incentive Plan and the 1995 Employee Stock Incentive Plan remain in effect pursuant to their existing terms.

Compliance with Section 16(a) of the Exchange Act

   Federal securities laws require the Company's directors, certain of its officers, and person owning beneficially more than ten percent of Panda's Common Stock to file reports of initial ownership and is required to disclose into this Proxy Statement any failure of the foregoing persons to file timely into this Form 10K any failure of the foregoing persons to file timely those reports during its fiscal year ended December 31, 1998. To the best of the Company's knowledge, they solely upon a review of copies of reports furnished to it and written representations that no other reports were required to report, and greater that then percent beneficial owners made all such filing timely, except that Mr. Ahearn and Helix filed their respective Form 4's late on one occasion.

                     SUMMARY COMPENSATION

   The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during the fiscal year ended December 31, 1998 with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers as of December 31, 1998 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE
                  -------------------------------------------------
                                           Annual                  Long-Term
                                Fiscal     Compensation            Compensation   All Other
Name and Principal Position     Period     Salary        Bonus     Options (#)    Compensation
Stanford W. Crane, Jr.
  President, Chief Executive    1998       $150,000        -            -         $ 7,200 (2)
  Officer and Chairman of       Transition
  the Board                     Period      112,500      283 (1)        -           9,600 (2)
                                1997        150,000      100 (1)        -           7,613 (3)
William E. Ahearn
  Vice President and            1998       96,666(10)      -           5,000        6,000 (2)
  Chief Scientist               Transition
                                Period     93,750        283 (1)        -           5,400 (2)
                                1997      143,752     50,100 (7)      70,000        4,800 (2)
C. Daryl Hollis
  Executive Vice                1998       78,125 (11)     -          5,000         6,000 (2)
  President, Secretary          Transition
  Treasurer and Chief           Period     93,750     10,283 (8)     15,000         7,200 (2)
  Financial Officer             1997       93,754     25,100 (7)     70,000         4,800 (2)

Melissa F. Crane
  Vice President of             1998      125,000     25,000 (3)     35,000         5,035 (4)
  Strategic Business            Transition
                                Period     41,779 (5) 25,155 (12)    50,000           -
                                1997         -          -              -              -

Page 40

Roy Lee
  Vice President                1998       125,000      -            55,000       3,150 (2)
  Engineering                   Transition
                                Period      93,750      -            30,000           -
                                1997        54,688 (15) -            40,000           -

Kevin J. Calhoun
  Controller                    1998        85,000 (13) -             2,500        1,650 (2)
                                Transition
                                Period      82,500      17,783 (14)  17,500           -
                                1997        73,334 (16) -            10,000           -

--------------------
(1)      Holiday bonus.

(2)      Car allowance.

(3)      $25,000 bonus paid to Ms. Crane in connection with achieving certain performance objectives.

(4)      $5,035 commission paid to Ms. Crane in connection with achieving certain performance objectives and car allowance.

(5)      Ms. Crane was hired during the transition period and her salary was prorated.

(6)     $10,000 bonus paid to Mr. Hollis in connection with achieving certain performance objectives and $283 holiday bonus.

(7)     $50,000 bonus paid to Mr. Ahearn in connection with achieving certain performance objectives and $100 holiday bonus.

(8)     $25,000 bonus paid to Mr. Hollis in connection with achieving certain performance objectives and $100 holiday bonus.

(9)      Consists of car allowance of $4,800 and Company contribution to 401(k) Plan of $2,183.

(10)     Mr. Ahearn's salary is prorated as he resigned on October 30, 1998.

(11)     Mr. Hollis' salary is prorated as he resigned on August 14, 1998.

(12)     $25,000 bonus paid to Mr. Hollis in connection with achieving certain performance objectives and $155 holiday bonus.

(13)     Mr. Calhoun's salary is prorated as he resigned on September 30, 1998.

(14)     Mr. Calhoun was paid a bonus in connection with achieving certain objectives.

(15)     Mr. Lee was hired during fiscal year 1997 and his salary was prorated.

(16)     Mr. Calhoun was hired during fiscal year 1997 and his salary was prorated.

Page 41
                STOCK OPTION GRANTS IN LAST FISCAL YEAR

   Option Grants. The following table summarizes option grants during the fiscal year ended December 31, 1998 to the Named Executive Officers:

                                                                 Potential
                                                                 Realizable
                                                                 Value at
                                                                 Assumed
                                                                 Annual Rates
                           Percent                               of Stock
                           of Total                              Price
                           Options                               Appreciation
                 Options   Granted to  Exercise                  for Option
                 Granted   Employees   Price         Expiration  Term (2)
Name             (#) (3)   In Period   ($/Share)(1)  Date        5%($)   10%($)
----             -------   ---------   -----------   ----------  ------  ------

Stanford W.
 Crane, Jr          -          -            -            -         -       -

William E.
 Ahearn            5,000       *          5.25        01/29/08   16,508  41,835

Daryl Hollis       5,000       *          5.25        01/29/08   16,508  41,835

Melissa F.
 Crane            35,000      4.5%        5.25        01/29/08  115,559 292,850

Roy Lee            5,000       *          5.25        01/29/08   16,508  41,835
                  50,000     6.45%        0.78        10/29/08   24,527  62,155

Kevin J. Calhoun   2,500       *          5.25        01/29/08    8,254  20,918

--------------------
*   represents less than 1%.

(1) Equals fair market value of Panda Common Stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of Panda Common Stock and the date on which the options are exercised.

(3) Options to purchase 20% of shares of Panda Common Stock are exercisable six months from the date of grant; the remainder become exercisable in equal annual installments on the first, second, third and fourth anniversaries of grant.

   Option Exercises and Year-End Values. None of the Named Executive Officers exercised any stock options during the twelve-month period for the year ended December 31, 1998. The following table summarizes the value of options held by such persons as of December 31, 1998:

Page 42
                           YEAR-END OPTION VALUES

                   Number of Unexercised       Value of Unexercised
                Options at December 31, 1998   In-the-Money Options
                        Year-End (#)         December 31, 1998 ($) (1)
Name            Exercisable Unexercisable    Exercisable   Unexercisable
----            ----------- -------------    -----------   -------------

Stanford W.
 Crane, Jr.           -          -               -              -

William E.
 Ahearn (2)           -          -               -              -

C. Daryl
 Hollis (2)           -          -               -              -

Melissa F.
 Crane              34,000     51,000            -              -

Roy Lee             45,000     80,000            -              -

Kevin
 Calhoun (2)          -          -               -              -

--------------------

(1) As of December 31, 1998, the closing sale price of the Company's Common Stock was $.4688 per share.

(2)      Mr. Hollis' and Mr. Ahearn's options expired in November
15,1998 and January 30, 1999 respectively. Mr. Calhoun's options expired December 30,1998.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below is based on information obtained from the persons named below with respect to the shares of Panda Common Stock beneficially owned, as of October 20, 1999 (except as noted below), by
(i) each person known by Panda to be the owner of more than 5% of the outstanding shares of Panda Common Stock, (ii) each executive officer included in the Summary Compensation Table and (iii) all executive officers and directors of Panda as a group.


                             Amount and
Name and Address             Nature of          Percentage of
of Beneficial                Beneficial         Outstanding Shares
Owner                        Ownership (1)      Owned (2)
----------------             ------------       ------------------

Stanford W Crane, Jr. (3)      6,860                   *

William E. Ahearn                  0                   *

John Friedline                     0                   *

Melissa F. Crane (4)          41,000                   *



Helix (PEI) Inc.           3,850,000                 7.71%

Joseph A. Sarubbi (6)      2,100,000                 4.20%

Gam Arbitrage
 Fund L.P. (7)               604,719                 1.20%

AGR Halifax
 Fund, Ltd. (7)           13,577,584                27.17%

Leonardo L.P. (7)          7,738,249                15.48%

Ramius Fund, Ltd. (7)        375,350                 0.75%

Raphael L.P. (7)           1,150,039                 2.30%

AG Super Fund L.P. (7)       588,228                 1.17%

All executive officers and
  directors as a group (3 )   34,140                   *

--------------------
*   Less than 1%.

(1) The number of shares of Panda Common Stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Panda Common Stock which the individual has the right to acquire within 60 days after September 17, 1999 through the exercise of any stock option or other right. The inclusion herein of any shares of Panda Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Panda Common Stock shown as beneficially owned by them.

   (2) The number of shares deemed outstanding includes 29,698,425 shares outstanding as of October 20, 1999 plus any shares subject to options or warrants held by the person in question that are currently exercisable within 60 days after October 20, 1999 and the number of shares issuable on exchange of the Series A Preferred Stock.

(3) Includes 6,860 shares held by Mr. Crane jointly with his wife, of which 1,000 shares are issuable upon exercise of a warrant.

(4) Includes 6,860 shares held by Ms. Crane jointly with her husband, of which 1,000 shares are issuable upon exercise of a warrant.

(5) Helix has 2,850,000 shares issuable upon exercise of outstanding warrants at a price to be adjusted at the closing of the proposed transaction pursuant to a letter agreement between Panda and Helix. Helix is a wholly owned subsidiary of Helix Investments (Canada) Inc., which is a venture capital company.

(6)   Includes 2,100,000 shares issued pursuant to the Settlement
Agreement.  See "Legal Proceedings."

(7) Includes all shares of Panda Common Stock to be received pursuant to the Exchange Agreement as well as all warrants delivered pursuant to the 1998 Convertible Preferred issuance and the August 1998 Private Placement.

      Shareholders who are a party to agreements whereby they agree to vote in favor of the Proposed Sale include Joseph A. Sarubbi, GAM Arbitrage Fund L.P., AGR Halifax Fund ,Ltd., Leonardo L.P., Ramius Fund, Ltd., Raphael L.P., Helix (PEI) Inc. and AG Super Fund L.P. These shareholders will vote approximately 52% of the outstanding Panda Common Stock in favor of the Proposed Sale.

Recent Panda Securities Issuances

   Since January 1998, the Company has issued securities through private placements, its stock option plan and its 401K plan. Listed below is a chart of all such securities from January 1, 1998 through June 30, 1999.

                                  Exemption
                                  from                                     Class of
                       Reason     Registration               Fiscal        Person to       Aggregate
              Shares   for        for Initial  Registration  Quarter       whom Shares     Offering
Shareholder   Issued   Issuance   Issuance     Statement     Issuance      Were Sold       Price

-----------   ------   ------     ----------   ------------  --------      -----------     ---------

Preferred                                                                Sophisticated
Stock                  Preferred  Section     7/7/1998 S-3   2nd Quarter  & Institutional
Issuance        600    Stock      4(2) of                    1998         Investors       $6,000,000
                                  the
                                  Securities
                                  Act

Preferred              Preferred  Not a
Stock                  Stock      sale;       7/7/1998 S-3   2nd Quarter        -                -
Dividends        30    Financing  payment                    1998
                       Agreement  of stock
                                  dividend

                630
                ===

Common Stock
------------

Ballin &
 Partners     5,000    Investor   Section      Not           3rd Quarter   Sophisticated       $18,125
                       Relations  4(2)         Registered    1998          & Institutional
                       Services   of the                                  Investors
                                  Securities
                                  Act

August 1998 2,254,602  Financing  Section     Pending S-2       3rd Quarter   Sophisticated   $3,675,000*
Private                           4(2)                          1998          & Institutional
Placement                         of the                                      Investors
                                  Securities
                                  Act

Samtec, Inc.  666,667  Financing  Section      Not          1st Quarter   Sophisticated         -
                                  4(2)        Registered   1999          & Institutional
                                  of the                                 Investors
                                  Securities
                                  Act

Fill-Up
Shares      4,441,829  August 1998 Not a      Not           2nd Quarter  Sophisticated         -
                       Private     Sale;      Registered    1999         & Institutional
                       Placement   Shares                                Investors
                                   Issued
                                   Pursuant to
                                   the terms
                                   of the
                                   August 1998
                                   Private
                                   Placement

Helix      1,000,000   SBI/Helix/  Section    Not           2nd Quarter  Sophisticated   $266,000
                       Panda       4(2)       Registered    1999         & Institutional
                       Agreement   of the                                 Investors
                                   Securities
                                   Act

ISO
Exercise       3,000   Incentive   No         2/12/98 S-8   1st Quarter   Employee        $12,250
                       Stock       Exemption                1998          Option
                       Option      required;                              Exercise
                       Plan        shares
                                   registered
                                   pursuant to
                                   an S-8

401K          13,138   401K Plan   No         2/12/98 S-8   1st Quarter   Employee        $54,382
                                   exemption                1998          401K Plan
                                   required;
                                   shares
                                   registered
                                   pursuant to
                                   an S-8

Joseph
 Sarubbi   3,875,000   Legal       Section    2/3/99 S-2    1st & 2nd     Legal        $1,087,600
                       Settlement  4(2) of    & 7/26/99     Quarters      Settlement
                       Agreement   the        Pending S-2   1999          Agreement
                                   Securities
                                   Act

Preferred  4,637,426   Preferred   Shares     7/17/98 S-3   Various   Sophisticated     $2,517,561
Stock                  Stock       issued                             & Institutional
Conversions            Agreement   pursuant to                        Investors
                                   the terms
                                   of the
                                   Preferred
                                   Stock
                                   Agreement

IIRG          18,462   Investor    Section    Not           2nd Quarter   Sophisticated   $76,852
                       Relation    4(2) of    Registered    1998          & Institutional
                       Services    the                                    Investors
                                   Securities
                                   Act

Warrant     553,333    Warrant     No         10/28/96 S-3   1st Quarter  Sophisticated   $415,175
Exercise               Exercise    Exemption                 1999         & Institutional
                       Agreement   required;                              Investors
                                   shares
                                   registered
                                   pursuant
                                   to an S-3

           ---------
Common
Shares
Issued
1/1/98
- 6/30/99  17,468,457
           ==========
* Aggregate Underwriting Discount or Commission of $117,500.

                    SELECTED FINANCIAL DATA

   The following table sets forth selected financial data as of and for the twelve months ended December 31, 1998, the nine months ended December 31, 1997 and 1996 (unaudited) and the twelve months ended March 31, 1997, 1996 and 1995. This information is qualified in its entirety by, and should be read in conjunction with, the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are included elsewhere in this Proxy Statement. The following data insofar as it relates to the twelve-month period ended December 31, 1998, the nine months ended December 31, 1997 and each of the years in the three-year period ended March 31, 1997 has been derived from audited financial statements.

STATEMENT OF OPERATIONS DATA:

                    Six Months Ended      Year Ended          Nine Months Ended
                        June 30,          December 31,          December 31,                    Fiscal Year Ended March 31,
                -----------------------   -----------   ------------------------------   ------------------------------------
                   1999         1998          1998           1997             1996           1997           1996         1995
                                                                                (unaudited)
Net revenues   $  903,740   $   457,591   $   822,580   $   2,246,795   $   2,091,132   $   2,382,019   $    870,658       --

Research and
development
costs            571,664     2,028,520     3,395,577       3,255,335       4,786,838       5,722,717      7,954,924   3,494,260

Selling,
general and
administrative
expenses       2,690,631     4,240,244     9,263,283       6,113,255      10,830,976      13,142,099   15,810,701     3,744,914

Costs
associated
with asset
impairments                                   25,038                     1,471,025      2,056,025

Net loss      (5,346,388)   (7,427,350)   (17,474,696)   (8,949,652)   (17,217,703)   (20,874,101)   (23,894,426)   (6,931,346)

Basic and
diluted
loss per
share             ($0.24)       ($0.65)        ($1.33)       ($0.78)        ($1.79)        ($2.15)        ($3.07)       ($1.25)

Weighted
average
shares
outstanding   21,989,513     12,230,798    13,732,936    11,541,811      9,605,280      9,723,801      7,786,426     5,531,941

Balance Sheet
                    December 31,                    March 31,
               ----------------------  ------------------------------------
                  1998        1997        1997        1996         1995
               ----------  ----------  ----------  -----------  -----------
Total Assets   $2,837,837  $5,713,830  $7,337,320  $18,557,681  $10,245,133

Total
 Liabilities   $4,563,731  $3,616,126  $2,524,445  $ 3,690,090  $ 1,069,810

Accumulated
 Deficit      (80,340,249)(62,865,553)(53,915,901) (33,041,800)  (9,147,374)

Stockholders'
 Equity       $(1,725,894)$ 2,097,704  $4,812,875  $14,867,591   $9,175,323

   Panda computes per share data in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." Due to losses from continuing operations, the effect of stock options and warrants is antidilutive. Accordingly, Panda's presentation of diluted earnings per share is the same as that of basic earnings per share.

   MARKET FOR PANDA'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   Panda's Common Stock had been traded since May 1994 to December 16, 1998 on the Nasdaq National Market under the symbol "PNDA." The stock currently trades on the OTC Electronic Bulletin Board. Prior to that time, there was no public market for the Panda Common Stock. The following table sets forth the range of high and low closing sale prices for the Panda Common Stock as reported during each of the quarters presented. The quotations set forth below are inter-dealer quotations, without retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.

                                        Common Stock
                                      ----------------
            Quarterly Period Ended     High      Low
            ----------------------    ------    ------

            1999
            ----
            June 30, 1999              $  .43   $  .10
            March 31, 1999             $  .41   $  .31

            1998
            ----
            December 31, 1998          $ 1.50   $  .19
            September 30, 1998         $ 3.44   $  .19
            June 30, 1998              $ 6.25   $ 3.13
            March 31, 1998             $ 6.25   $ 3.88

            1997
            ----
            December 31, 1997          $ 9.38   $ 3.81
            September 30, 1997         $ 7.31   $ 2.50
            June 30, 1997              $ 6.00   $ 2.63
            March 31, 1997             $ 9.25   $ 3.75

   The closing bid price on the date immediately prior to the announcement of the Proposed Sale, May 17, 1999, was $0.20 per share. The closing bid price of Panda's Common Stock on the OTC Electronic Bulletin Board on September 17, 1999 was $0.14 per share. As of September 17, 1999, there were approximately 29,698,425 shares of Panda Common Stock outstanding and 294 holders of record of Panda's Common Stock. This number does not include beneficial owners of Panda Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

   Panda has never declared or paid any cash dividends. After the consummation of the Proposed Sale, Panda intends to invest any income received as Panda believes appropriate under the circumstances, which may include U.S. Government Securities and other short-term instruments. Panda currently intends to retain any future earnings to finance the growth and development of its business and future operations, and therefore does not anticipate paying any cash dividends in the foreseeable future.

   In addition, in February 1998, Panda issued shares of Series A Preferred Stock, the terms of which prohibit Panda from paying any dividends on Panda Common Stock or other shares junior in rank to the Series A Preferred Stock unless all dividends for all past quarterly periods have been paid or declared and a sum of cash or amount of shares sufficient for the payment thereof set apart. Further, the terms of the Series A Preferred Stock allow for the redemption of any outstanding shares of Series A Preferred Stock in the event Panda declares a dividend (other than a dividend payable in Panda Common Stock).

Page 48
                       INFORMATION REGARDING PANDA

BUSINESS

Overview

   Statements in this Proxy Statement that are not statements of historical fact are to be regarded as forward-looking statements which are based on information available to Panda as of the date hereof and involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property and other litigation, and the factors detailed below under "Certain Factors That May Affect Future Results" or elsewhere herein or set forth from time to time in Panda's periodic reports and registration statements filed with the SEC.

   Panda is a technology company engaged in the design, development, manufacture, licensing and sale of interconnect solutions to generate greater throughput from silicon to board to system. These technologies are embodied in VSPA, a three-dimensional semiconductor package, and the Compass Connector, a board-to-board interconnect solution (collectively the "Technology Products"). VSPA has received JEDEC JC-11 Committee designation and has passed Mil Std. 883. The JEDEC JC-11 Committee is responsible for setting standards for semiconductor packages. The Company obtained JEDEC designation in 1997. The JEDEC designation for VSPA is PQFP-B. Semiconductor manufacturers can obtain relevant mechanical data and specifications regarding the VSPA product. Military standard 883D is the reliability standard for electrical and mechanical testing parameters which indicate the level of future durability and performance for components. In order for VSPA to be commercially viable, it was necessary to prove its performance by achieving industry standard levels. In addition, in September 1998, the Compass Connector received Bellcore approval. Bellcore approval is an important series of reliability, mechanical and electrical tests for the telecommunications industry. In order for an interconnect to be used in commercial applications for the telecommunications industries, most potential end users will require that the connector be Bellcore approved.

   In September 1998, Panda announced a streamlining of operations that included a significant reduction of operations related to the development of the Archistrat line of computers and the Rock City line of desktop computers (collectively the "Systems") and any upgradable mother board development related to the Systems. Due to further cash constraints in November 1998, Panda elected to exit its Systems business entirely. Panda continues to focus its efforts on the Technology Products.

   Panda has delivered products for commitments of prototype, pre-production and production orders of its Technology Products from Veridicom, Motorola, Kaiser Aerospace & Electronics, Honeywell and National Semiconductor. Several of these customers have notified Panda that the VSPA parts have passed Mil Std. 883 level of qualification for their specific application. See "Semiconductor Packages."

Technology Products

   The proliferation of increasingly sophisticated semiconductors for computer operating systems and other electronic applications, along with the explosive growth in Internet usage, have created the need for substantially greater bandwidth in products ranging from the semiconductor to the printed circuit board. Bandwidth refers to the capacity for transmitting data inside the electronic device as well as between two or more devices. In recent years, improvements in the speed at which microprocessors and other integrated circuits can process data have far outpaced the data transmission capacity of other electronic components and of the connectors and lines which link the devices. The resulting bandwidth bottlenecks have effectively negated some of the improvement in processing speed attributable to the enhanced microprocessors. The Technology Products include semiconductor packages and interconnect devices which incorporate designs which Panda believes enable these products to effectively address the bandwidth bottlenecks. In addition, these Company products, which are protected by a variety of patents which have either been issued or for which applications are currently pending, have significant advantages over currently available products, including:

   Density of Electrical Connections. The Technology Products embody proprietary geometrics that allow the placement of a greater number of conductive leads than is possible with conventional designs. This permits the access and transport of an increased volume of data.

   Reduced Size. Due to their higher contact density, the Technology Products require less surface area and routing layers than is required by conventional semiconductor packages and interconnect devices to accommodate the same number of leads. This improves the performance and, lowers the cost of using the products in electronic applications.

   Superior Electrical and Thermal Characteristics. The Technology Products are designed to provide faster electrical connections while minimizing the interference (parasitics) which can occur in a high density electrical environment. The materials, used in the Technology Products, are also constructed in such a way to dissipate heat better than conventional designs. Panda believes that its Technology Products will withstand the rigors of environmentally stressful applications such as automotive and other high-temperature applications.

   Compatibility; Reduced Cost of Manufacture. The Technology Products are intended to be compatible with existing industry standards. For example, while one of Panda's semiconductor packages (VSPA) incorporates a proprietary array of electrical leads, the space (pitch) between the leads, which is of critical importance in the surface mount manufacturing process, is no smaller than that of conventional packages such as Plastic Quad Flat Pack ("PQFP"), and Ball Grid Array packages ("BGA"). In addition, use of VSPA in an assembly environment, requires only minor modifications to be compatible with standard die attachment and wire bonding equipment such as the ESEC 3008 and K&S 8020 wirebonders. Additionally, test sockets for electrical testing, post assembly, and complete manufacturing procedures are available for customers. Panda believes that customers housing their silicon devices in the Technology Products will experience reduced overall production cost in high volume.

   Semiconductor Packages. Semiconductor companies are facing ever increasing demands for greater lead counts, improved thermal performance, miniaturization and lower packaging costs in Semiconductor packages. As a result of the trend in semiconductors, there have been increasing strains on the packaging. Semiconductor companies have turned to independent packaging companies for technology development and innovation.

   Semiconductor companies are striving to shorten the time to market for new products. Having a flexible packaging technology, quick turn programs and capacity available are critical in attracting new customers.

   Another trend in the semiconductor market is in the "fabless" segment of the market. These companies have a core competency in the silicon design process. This market segment relies solely on independent companies for their packaging of their semiconductors.

   There is a broad range of semiconductor packages available in the market today for both commodity and custom products. These products are broken into three categories: Leadframe, BGA and PGA. Samples of leadframe products include SOIC, QFP and PLCC. These packages generally range from 8 leads to 304 leads. BGA or laminate products include the BGA family of products like the PBGA, MicroBGA and FlipChip products. These packages range in lead counts from 8-600. Another market segment are the PGA's which are pluggable packages which traditionally have been used for microprocessor applications.

   Leadframe products are the most widely recognizable package types in the marketplace. The chip is encapsulated in a plastic mold compound with metal leads extending peripherally from the perimeter. Laminate products have been gaining market acceptance. The BGA uses a laminate, usually plastic or tape substrate rather than a leadframe substrate. Tiny balls are attached in an array to the bottom. PGA's are made from plastic or ceramic and have pins extend perpendicularly from the bottom of the package arranged in several rows.

   Panda has developed and patented 2 semiconductor packages: VSPA, which a peripherally leaded package with one or multiple tiers, and Compass PGA, a pluggable pin grid array. Both packages are made from similar materials.

   VSPA has been designed to address the increasing demands on bandwidth from the silicon to the PCB. VSPA is a low cost surface mount semiconductor package that provides higher I/O in less space with improved electrical and thermal performance as compared to other packages on the market today. VSPA, also called PQFP-B, is registered with JEDEC JC-11 committee under MO-198 and has passed Military Standard 883D. The qualification testing from the VSPA was performed by independent companies including ISE/IQL Labs, Inc., Lockheed Martin and the Georgia Tech Packaging Research Center.

   VSPA is based on a three-dimensional architecture that utilizes multiple rows of pins that are tiered to achieve a greater density within a smaller area. The VSPA is scalable in X, Y, and Z axes being either square or rectangular in shape. By using individual, pre-stamped, pins the VSPA package does away with a traditional lead frame and many of the labor intensive molding steps. As a result, it allows leads to be interleaved and arranged in several tiers. The number of tiers depends upon the target die size and necessary number of I/O. VSPA can be configured with one to six tiers, allowing packages up to and over 1,000 pins. This allows the package to shrink and grow depending on the customer's chip application.

   VSPA is also available in both 'cavity down' and 'cavity up' versions. With VSPA's wide range of I/O's and variable package dimensions, multichip modules (MCMs) are also possible with the VSPA. This scalability allows silicon designers considerable flexibility in choosing a VSPA package that will best suit their specific package requirements.

   This minimum lead length yields low package parasitic and inductance by keeping pins a constant size for each tier and a common part number for each package size. These parameters remain constant for each package size since only the frame is scaled to accommodate different die sizes. This cannot be achieved in PQFP or BGA packages. The electrical characteristics of VSPA allow it to perform with faster rise times and the ability to support high performance applications at much higher frequencies. VSPA has tested resonance free to 3.5GHz with the next generation projected for a 10GHz range.

   In 1998, Panda introduced several versions of the VSPA package including the thermally enhanced and super thermally enhanced versions to address market demands. Panda shipped pre-production parts of the VSPA TE and submitted several designs using the VSPA STE.

   In January 1998, Panda received its first production order for 1 million units for a customized version of the VSPA package from Veridicom. As of June 1, 1999, Panda shipped in excess of 115,000 units to Veridicom. Additionally, Panda has delivered prototype and pre-production parts to Lucent Technologies, Motorola, EG&G Heimann, Honeywell SSEC, Samsung, SEEQ Technologies, National Semiconductor, Kaiser Electronics and several other companies. While Panda believes that production orders may materialize from the initial orders received, there can be no assurance that any of these activities will result in sales of the VSPA product.

   Compass PGA is a high density PGA semiconductor product primarily designed to address the high density chipscale segment of the packaging market. The Compass PGA employs multiple leads and requires less surface area of the PCB to accommodate the same number of leads in traditional PGA packages. Additional design and qualification work must be done prior to commercialization of this product. The Compass PGA can be used with existing wirebond and FlipChip technologies. Panda believes that densities in excess of 1,100 can be achieved. In July 1996, Panda received a patent covering the Compass PGA product.

   Interconnect Products. Panda has been granted a license to the Compass interconnect product by Stanford W. Crane, Jr., its inventor and Company President and Chief Executive Officer. Panda has produced the Compass II version in a 152 position right angle female, and 152 position vertical male connector. Currently Panda purchases and resells the Compass V version from LG Cable & Machinery ("LG Cable"), part of the LG Group in Korea, and a licensee of the Compass technology. The Compass V is a 196 position connector available in both straight and right angle female versions, and vertical male versions.

   Compass V is the most dense interconnect currently in production. On the edge of a printed circuit board it delivers 146 contacts per linear inch when used in a double-sided arrangement. This compares with 80 contacts per linear inch in the most widely used products used in high density applications. LG Cable contracted for Bellcore testing of the Compass V with Contech, an independent testing group. The Compass V connector received Bellcore approval in 1998. Compass uses a patented arrangement of contacts and is actually capable of delivering over 300 contacts per linear inch on the edge of a printed circuit board, and over 1100 in a parallel configuration in one square inch.

   Compass also forms the basic platform for Compass PGA (pin grid array). Compass PGA utilizes the design of Compass to connect semiconductors in a pluggable fashion to another substrate, such as a printed circuit board.

Manufacturing

   Panda has developed the ability to manufacture the VSPA semiconductor package at its production facility in Boca Raton, Florida, using two automated machines designed and built by Panda. The machines have a wide range of flexibility in terms of the pin count of the VSPA packages it will produce, and their production capacity ranges from 235,000 parts per month to 290,000 parts per month, depending upon the pin count of the package (i.e., the higher the pin count, the lower the monthly production capacity). The first machine became operational in late September 1997 and the second machine, after undergoing refinements based on data derived from operating the first machine, became operational in 1998. Although these machines have been designed and developed by Panda, most of the components from which they are built are available from multiple suppliers. Panda believes these machines can be readily replicated to increase manufacturing capacity as demand for VSPA increases. If Panda is successful in commercializing VSPA, such commercialization will require Panda to expand its manufacturing capacity for VSPA parts or enter into additional licensing arrangements, joint ventures or strategic alliances with respect to the manufacture of VSPA parts. See "Marketing and Strategic Relationships."

   Panda has an arrangement with LG Cable, a unit of Korea-based LG Group and a licensee of Panda's Compass technology, to acquire the Compass V Connectors for distribution as discrete parts to customers. Panda believes that this source of supply is sufficient to meet the demand for Compass V Connectors for the foreseeable future. If Panda is successful in commercializing the Compass V Connector for use by third parties, such commercialization may require its strategic partners to expand their manufacturing capacity for Compass V Connectors or for Panda to enter into additional licensing arrangements, joint ventures or strategic alliances with respect to the manufacture of Compass Connectors. See "Marketing and Strategic Relationships."

   Panda has also subcontracted with LG Cable for the manufacturing of the VSPA 80/1 package for Veridicom. In addition to the single row production machines Panda added internally, LG has built a fully automated assembly line with capacity of 350,000 units per month.

   In 1998, Panda contracted with Possehl Hong Kong Machinery limited ("PBE") for the production of the VSPA 360 and 240 products. PBE specializes in providing leadframe and other raw materials for the semiconductor packaging market. PBE has 16 factories in 12 countries located in Europe, Asia and the U.S. The 360 and 240 have the same body size and have an interchangeable footprint on the PCB. In March 1999, the machine at PBE was being qualified for production. PBE will be responsible for all VSPA high volume production for these products.

   Marketing and Strategic Relationships. In June 1996, September 1996, July 1997 and January 1999, Panda licensed the VSPA semiconductor packaging technology to AMP Incorporated, Pantronix Corporation, LG Cable and Samtec, Inc., respectively. Under the terms of each licensing agreement, the licensee has been granted worldwide rights to manufacture and sell VSPA. Panda currently has only received up-front licensing fees and is unable to predict the amount of sales revenue or royalty revenue, if any, that may be earned in the future under these agreements.

   In October 1996, Panda and Stanford W. Crane, Jr., Panda's President and Chairman, entered into an agreement with LG Cable, under which LG Cable was granted a license to the Compass technology. The license granted to LG Cable is non-exclusive except for certain limited exclusive manufacturing rights with respect to specified Asian countries. LG Cable has built a production facility in Korea for production of Compass V, an enhanced version of the Compass Connector. Based on information supplied to Panda by LG Cable, production capability of the Compass V reached 250,000 parts per month in January 1998. Under the terms of the agreement, LG Cable is to pay Panda and Mr. Crane a royalty based on the sales price of each Compass Connector produced and sold. See "Patents; Proprietary Information Systems." Such royalties are to be divided equally between Panda and Mr. Crane.

   Panda has also established relationships with semiconductor assemblers for the back-end assembly process for VSPA which includes mounting the chip, wirebonding, encapsulation and marking of the finished product. These relationships include Gateway Semiconductor, ATEC and ASE Malaysia. Other companies such as STATs, have qualification underway. These relationships are needed for Panda's customers to utilize the VSPA package. Additionally, Panda has worked closely with ESEC, a Swiss manufacturer of die attachment and wirebonding equipment, to optimize their equipment for the VSPA package.

   Panda markets it products through a direct sales force and a network of independent sales representatives. At the present time Panda has four salespeople engaged in the sales and marketing of its VSPA product. Panda is engaged in recruiting additional personnel for various geographic locations and positions.

   Backlog. As of September, 1999, the Company's revenue backlog amounted to approximately $966,000. The Company and/or SBI expect to completely fill the current backlog within the next fiscal year. As of September 14, 1999, the backlog consisted of product to be shipped to Veridicom under their respective original purchase orders.



      In the first quarter ending March 31, 1998, the Company reported a backlog of approximately $1,700,000. Of the $1,700,000 reported, $707,500 was recognized during year ending December 31, 1998. The remaining portion of the backlog of $992,500 related to one customer was not recognized due to delays to Veridicom in shipment of their silicon wafers. Veridicom uses the VSPA product to house their proprietary silicon. If Veridicom has delays in shipment of their silicon wafers, then there would be a delay of ordering additional VSPA packages. It is expected that Veridicom will continue to order parts for this specific version of their product and therefore it is expected that the original purchase order will be fulfilled by Panda prior to the closing of the transaction and by SBI after closing the transaction.

Research and Development

   In early 1998, Panda's principal research and development efforts were devoted to the design and development of VSPA and Rock City. The Rock City development included new upgradable boards as well as a new chassis design. Since September 1998, all research and development was for the VSPA product and specific customer applications. In 1998, Panda spent approximately $3,400,000 on research and development. For the nine months ending December 31,1997, Panda spent approximately $3,300,000 on research and development. There will be no further development related to the Systems business.

   Panda currently anticipates that its research and development activities over the next year will focus on enhancements to the automated machine for producing VSPA, and developing specific applications for VSPA and the Compass Connector. Panda believes that its spending on research and development in the current fiscal year will be approximately the same amount as it was during the previous twelve months.

Patents and Proprietary Information

   Panda's success will depend on its ability to obtain patents, protect trade secrets, and operate without infringing on the proprietary rights of others. As of July 12, 1999, Panda had obtained 18 United States patents and an aggregate of 41 foreign patents. In addition, Panda had pending a total of 18 United States and 29 foreign patent applications. These patents and pending applications relate to VSPA, Compass PGA, various designs of the Computer Systems, the use of the Compass Connector in Compass PGA and in the Computer Systems, and a PCB manufacturing technology known as "Well Tech PCB." Panda's foreign patent filings have been made in selected countries, including the Republic of China (Taiwan), Germany, the United Kingdom, Ireland and France. Panda will continue to file applications in certain foreign jurisdictions to secure protection in those jurisdictions in accordance with the Patent Cooperation Treaty and the Paris Convention for the Production of Industrial Property (which allows such filings to relate back to the original filing date in the United States) covering Panda's technology and proposed products. To the extent possible, Panda also intends to file patent applications with respect to products and technology that it may develop in the future.

   There can be no assurance that any of Panda's pending patent applications will ultimately result in an issued patent. Moreover, the patent laws of other countries may differ from those of the United States as to the patentability of Panda's products or technology, and the degree of protection afforded by foreign patents may be different from that in the United States. The failure by Panda to obtain patents for which applications are currently pending could have a material adverse effect on Panda's ability to commercialize successfully its proposed technology and products. Even if Panda is able to obtain such patents, there can be no assurance that any such patents will afford Panda commercially significant protection for its technology or products. In addition, other companies may independently develop equivalent or superior technologies or products and may obtain patent or similar rights with respect to them. Although Panda believes that its technology has been independently developed and that its technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that any of Panda's technology or products, will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have an adverse effect on the ability of Panda to do business. If Panda's technology or products were determined to infringe on the patents, trademarks or proprietary rights of others, Panda could, under certain circumstances, become liable for damages, which also could have a material adverse effect on Panda. Moreover, in the event that Panda's technology or proposed products were deemed to infringe upon the rights of others, Panda would be required to obtain licenses to utilize such technology. There can be no assurance that Panda would be able to obtain such licenses in a timely manner or on acceptable terms and conditions, and the failure to do so could have a material adverse effect on Panda. If Panda were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the infringed upon patents or rights, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, patent disputes are common in the computer industry and there can be no assurance that Panda will have the financial resources to enforce or defend a patent infringement or proprietary rights action.

   Panda has registered the Archistrat, VSPA and Rock City trademarks with the U.S. Patent and Trademark Office and has applied for appropriate trademark, copyright and other legal protection for its product names, logos and other identifications. There can be no assurance that Panda will not be precluded by others from using any of such identifications or creating proprietary rights with respect to them.

   Pursuant to a license agreement entered into in January 1996 between Panda and Mr. Crane (the "Crane-Panda License"), Mr. Crane has granted Panda the nonexclusive right to utilize the Compass Connector, a key component in the commercialization of Panda's Archistrat Computers and the development and commercialization of Compass PGA. The Crane-Panda License was executed in connection with the conversion to a nonexclusive license of the 3M License described below and supersedes an earlier license agreement between Mr. Crane and Panda relating to the Compass Connector. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors That May Affect Future Results" and "--Dependence On The Crane-Panda License Agreement; Potential Conflicts Of Interest." Under the Crane-Panda License, Panda is required to pay Mr. Crane a royalty on any sales of Compass Connectors as discrete parts in the amount of 5% of the net sales price for the first five years of the term of the agreement, 2.5% of the net sales price for the next five years of the term of the agreement and 2% of the net sales price thereafter, provided that no royalty is payable until aggregate net sales of the Compass Connector as discrete parts exceed $100,000. The royalty rate will be reduced after the fifth anniversary of the agreement if no patent remains in effect with respect to the Compass Connector. No royalty is payable on sales of the Compass Connector as incorporated in the Archistrat Computers or other computer system or assembly. Panda may grant sublicenses under the Crane-Panda License, but only for the use of products as incorporated in the Archistrat Computers or other computer system or assembly. To date, there have been no sales requiring the payment of royalties to Mr. Crane under the Crane-Panda License. The Crane-Panda License obligates Panda to maintain proprietary information relating to the Compass Connector on a confidential basis, notify Mr. Crane of any evidence of infringement with respect to the Compass Connector and related technology, and cooperate with Mr. Crane to contest any such infringement. In the event that Panda becomes bankrupt or insolvent or defaults in any of its material obligations under the Crane-Panda License and fails to cure any such defaults within specified cure periods, Mr. Crane may terminate the Crane-Panda License. Panda is substantially dependent upon the Crane-Panda License. The termination of the agreement under any circumstances would have a material adverse effect on Panda. There can be no assurance that conflicts of interest will not arise with respect to the Crane-Panda License or that such conflicts will be resolved in a manner favorable to Panda. In addition, Mr. Crane retains ownership of the Compass Connector technology, and has the right to grant licenses to or otherwise transfer rights to the Compass Connector technology to third parties.

   Panda relies on confidentiality and nondisclosure arrangements with its employees, consultants and others involved with Panda's product and technological development efforts. There can be no assurance that these agreements will provide meaningful protection to Panda or that other companies will not acquire information which Panda considers proprietary. Moreover, there can be no assurance that other companies will not independently develop know-how comparable or superior to that of Panda.

Competition

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Page 54

   Panda competes with many large corporations for sales on semiconductor packages and interconnect devices. These corporations all have significantly greater financial resources than Panda. In semiconductor packaging, companies such as IBM, Motorola and Amkor have significant development capabilities and financial strength to develop new semiconductor packages. VSPA competes against well established products such as QFP's, BGA's and PGA's. Panda also depends on third party subcontractors for volume production and may have difficulties getting supply from time to time.

   In the connector market, Compass competes with the AMP's Mictor Line and the Teradyne VHDM connectors. These companies have significant resources, not only financially, but also in manufacturing and sales and marketing.

Employees

      On October 1, 1999, Panda had 17 full-time employees. Mr. Crane divides his time between product research, manufacturing, and general management. Panda considers its relations with its employees to be good. None of Panda's employees are represented by labor unions.

PROPERTIES

   Panda leases its principal offices at 951 Broken Sound Parkway in Boca Raton, Florida. This facility has housed Panda's operations since November 1, 1998. The facility is approximately 11,230 square feet with monthly rent of approximately $10,322 escalating to $12,547 beginning in November 2002. The lease terminates on October 21, 2003.

   Panda leases two additional facilities at 1101 Holland Drive in Boca Raton, Florida totaling approximately 7,200 square feet and uses these facilities for Panda's machining operations, the production of the automated machines for producing VSPA parts and current VSPA production. The leases for these two facilities total approximately $5,000 in monthly rental payments. There is no long-term lease for these facilities. The Company rents the property on a month-to-month basis.

   Panda also leases 10,547 square feet in Fremont, California and uses this facility for sales & marketing and application engineering. The lease is for a term of five years with monthly rental fees of approximately $22,000 escalating to approximately $24,000 in 2003.

   In addition to the facility in Fremont, Panda also leases a facility in San Jose, California, which was previously used to house Panda's Advanced Design Group, manufacturing administrative personnel and certain sales personnel. The lease term is through December 1999 and calls for monthly lease payments of $4,746. Effective August 1, 1997, Panda entered into a sublease agreement with a term ending in December 1999 and which called for monthly sublease payments to Panda of approximately $4,800.

   Panda has terminated its lease in Hayward, California for 50,000 square feet, the original lease agreement had a term of 5 years with monthly rental fees of approximately $18,000. Panda was required to secure lease payments with an $80,000 Certificate of Deposit held at the Silicon Valley Bank through July 16, 2002. On July 16, 2000, the guaranty limit will be reduced to $40,000 provided no event of default has occurred by the current tenant.

   Panda believes that its properties are generally in good condition, are well maintained and are generally suitable and adequate to carry on Panda's current business.

      On July 18, 1999, a complaint was filed against the Company in Palm Beach County, Florida. The complaint alleges breach of contract by the Company for non-monetary default of its lease agreement for the premises at 951 Broken Sound Parkway, Boca Raton, Florida. The alleged default was that the Company was insolvent and had, by entering into the Asset Purchase Agreement with SBI, essentially subleased the leased premises without the landlord's consent. Panda denies it is in default under the lease. Panda denies that the transaction has yet taken place. Liberty seeks acceleration of future rent payments in the amount of approximately $809,000. The Company has filed an answer to the complaint and the outcome is both immeasurable and undeterminable.
There can be no assurance that the Company will be successful in defending this litigation and the outcome to this litigation could have a material adverse effect if the Company is unsuccessful.

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Page 55

LEGAL PROCEEDINGS

      On October 16, 1998, a complaint was filed against Panda in the United States District Court for the Southern District of New York by Promethean Investment Group, L.L.C. The complaint alleges breach of contract by Panda for failing to proceed with a financing transaction and seeks damages in an unspecified amount in excess of $270,000 or a declaration that Panda is required to proceed with the financing transaction. Panda has filed an answer to the complaint. At the present time, the outcome of this litigation is both immeasurable and undeterminable. There can be no assurance that Panda will be successful in defending this litigation.

      On December 11, 1998, Panda and Joseph A. Sarubbi ("Sarubbi") entered into a settlement agreement (the "Settlement Agreement") relating to litigation in which Sarubbi has obtained a judgment against Panda in the amount of $1,227,041. Sarubbi entered into a consulting agreement with Panda in 1992. Sarubbi also later served as a director and general manager of Panda. Under this consulting arrangement, Sarubbi received 91,000 options to purchase shares of Panda Common Stock. Sarubbi also served as a director of Panda in 1995 and 1996. In 1996, Sarubbi notified Panda of his desire to exercise all of his options and to sell all of the Panda Common Stock received upon the exercise of such options. A Florida district court held Panda liable for certain losses Sarubbi alleged he incurred in connection with the sale of his Panda Common Stock and for fees for his previous service as director. The court granted a judgment of $1,227,041 in favor of Sarubbi. Under the Settlement Agreement, Panda has agreed to pay Sarubbi total consideration worth $1,000,000 of which $240,000 has been paid in cash in December 1998 and the remainder is to be satisfied upon the sale of shares of Panda's Common Stock which have been delivered to Sarubbi by Panda. Panda has registered 1,775,000 shares for Sarubbi pursuant to a registration statement, declared effective on February 5, 1999. The parties have agreed to petition the Florida Court of Appeals for the Fourth District to dismiss the litigation within five business days after Panda's obligations in the Settlement Agreement have been completed. If such obligations are not completed, the judgment will remain in effect. This settlement amount was recorded as a charge against Company earnings for the quarter ended December 31, 1998. On April 14, 1999, Panda received a Notice of Default on the Settlement Agreement. Sarubbi claimed that his inability to sell the stock that he received in the settlement creates a breach under the Settlement Agreement. Panda believes that it is in full compliance with the Settlement Agreement and that no breach exists. On June 25, 1999, the Settlement Agreement was amended to allow Panda to extend its time to satisfy its obligations under the Settlement Agreement (the "Amended Settlement Agreement"). Under the Amended Settlement Agreement, the Company issued Sarubbi 2,100,000 shares of Panda Common Stock in the second quarter of 1999 and such shares were recorded as an expense to S,G&A at the closing price of $0.156 totaling $327,600. Panda also agreed to issue Sarubbi an additional 3,750,000 shares upon the increase in the number of shares of Panda Common Stock authorized under Panda's Articles of Incorporation. Panda will have 90 days to register such shares of Panda Common Stock with the Securities and Exchange Commission after the approval of the authorization of such shares. $375,000 has been recorded in Panda's financial statements for the additional 3,750,000 shares of Panda Common Stock. In the event that the increase in the number of authorized shares of Panda common stock is not approved pursuant to Proposal 2, Panda will be obligated to pay Sarubbi $1,502,041, which is equal to the amount of the judgement entered in favor of Sarubbi plus attorneys' fees, less the value of any cash or stock received by Sarubbi pursuant to the Settlement Agreement or the Ammended Settlement Agreement. The Amended Settlement Agreement imposed a deadline of September 1, 1999 for satisfaction of Panda's obligation to register the 2,100,000 shares of Panda Common Stock with the Securities and Exchange Commission. Panda has not satisfied its obligations under the Amended Settlement Agreement but has not received a notice of default. Any further legal action taken by Sarubbi may be material to the Company.

   On July 18, 1999, a complaint was filed against the Company in Palm Beach County, Florida by Liberty Property Limited Partnership ("Liberty"). The complaint alleges breach of contract by the Company for non-monetary default of its lease agreement for the premises at 951 Broken Sound Parkway, Boca Raton, Florida. The alleged default was that the Company was insolvent and had, by entering into the Asset Purchase Agreement with SBI, essentially subleased the leased premises without the landlord's consent. Liberty seeks acceleration of future rent payments in the amount of approximately $809,000. The Company has filed an answer to the complaint and the outcome is both immeasurable and undeterminable. There can be no assurance that the Company will be successful in defending this litigation and the outcome to this litigation could have a material adverse effect if the Company is unsuccessful.

   Panda from time to time is involved in disputes that may lead to litigation in the future. Panda cannot determine the impact of those potential lawsuits at the current time. The disputes are not expected to be material.

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                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Change in Fiscal Year End

   During September 1997, the Company decided to change its fiscal year from April 1 through March 31 to January 1 through December 31. For discussion and analysis purposes, the twelve months ended December 31, 1998 are compared to the audited nine months ended December 31, 1997 and the audited nine months ended December 31, 1997 are compared to the unaudited nine months ended December 31, 1996.

Results of Operations

Twelve Months Ended December 31, 1998 Compared to Nine Months Ended December 31, 1997

      Net revenues decreased to approximately $823,000 during the twelve months ended December 31, 1998 from $2,247,000 for the nine months ended December 31, 1997. Net revenues for the respective periods include approximately $184,000 and $924,000 of net sales of Archistrat Computers, $100,000 and $350,000 of licensing fees, and approximately $136,000 and $973,000 of revenues associated with a cooperative development agreement with the U.S. government. Also, the Company realized approximately $170,000 of net revenues from the introduction of the Rock City line of computers and approximately $232,000 from the sale of VSPA and Compass semiconductor packages. The Company completed all of the milestones set forth in its cooperative development agreement with the Defense Advanced Research Projects Agency (DARPA) during April 1998. The objective to the DARPA program was to develop a family of VSPA semiconductor packages and process technologies, including a variety of multi-chip modules, and to define the infrastructure to manufacture these packages on a high volume, low cost basis. The DARPA Agreement was not intended to directly generate sales for the VSPA product. The grant was for development of volume manufacturing capabilities and applications with semiconductors. The US government has a non-exclusive non-transferable royalty fee fully paid license to use, duplicate or dispose for governmental purposes any data, technology and inventions, whether patented or not, made or developed under the DARPA Agreement. They are prohibited from giving the technology to any third party for commercial uses. The decrease in revenue related to the Archistrat Computers is directly related to the Company's refocused efforts toward the Rock City line of computers introduced during the second quarter of 1998. In September 1998, the Company streamlined operations related to the Systems business including both Archistrat and Rock City products. In November 1998, the Company ceased all operations related to the Systems business.

   Research and development ("R&D") expenses increased to approximately $3,400,000 for the twelve month period ending December 31,1998 as compared to approximately $3,300,000 for the nine month period ending December 31,1997. However on a monthly basis comparative spending on R&D decreased approximately $83,000 per month. R&D efforts in 1998 were focused on new custom VSPA designs for specific customer applications, the refinement of the existing VSPA Flex automation. In addition, the Company also designed the IO-A architecture that was going to be used in the Rock City line of computers. The Company believes that although its level of R&D spending is appropriate to support current operations, it will need to increase future R&D spending to enhance further development of VSPA, Compass Connectors, Compass PGA and other derivative technologies as resources are available. Management is currently evaluating the appropriate R&D expense relative to the current level of activity in its Technology Products.

   Selling, general and administrative ("S,G&A") expenses increases to approximately $9,300,000 for the twelve months ended December 31, 1998 from $6,100,000 for the nine months ended December 31, 1997. The increase of approximately $3,200,000 is primarily related to a $1,000,000 charge related to a legal settlement (see "Legal Proceedings"), approximately $253,000 related to the relocation of the Company's corporate headquarters in November 1998, and approximately $285,000 charge to reserve certain receivables associated with the Systems business. After the effect of these charges totaling approximately $1,600,000 and annualizing S,G&A for the nine months ended December 31, 1997 (approximately $8,100,000) for comparative purposes, S,G&A actually decreased approximately $433,000. The decrease in SG&A is primarily related with management's decision to streamline operations. During 1998, the Company reduced its number of employees resulting in savings of approximately $211,000 related to employee compensation, benefits and travel, $620,000 reduction related to consulting agreements and an increase of $245,000 in advertising and marketing expenses related to the introduction of the Rock City line of computers in the first and second quarters of 1998.

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Page 57

   During the twelve months ending December 31, 1998, the Company determined that, due to various events and changes in circumstances associated with exiting the Systems Business, certain long-lived assets were impaired. As a result, the Company recorded a charge of approximately $125,000. The Company also recorded an inventory write down of approximately $1,178,836 related to its decision to exit its Systems business in November 1998.

   During the twelve months ended December 31, 1998, the Company recorded interest expense of approximately $3,881,000 representing the amortization of the debt issuance and interest costs related to the Helix loans. This is a significant increase from approximately $955,000 recorded for the nine month period ending December 31, 1997. This expense represents a non-cash charge.

Nine Months Ended December 31, 1997 Compared to Nine Months Ended
December 31, 1996

   Net revenues increased to approximately $2,247,000 during the nine months ended December 31, 1997 from $2,091,000 for the nine month period ended December 31, 1996. Net revenues for the respective periods include approximately $924,000 and $1,422,000 of net sales of Archistrat Computers, $350,000 and $100,000 of licensing fees, and approximately $973,000 and $569,000 of revenues associated with a cooperative development agreement with the U.S. government. Computer systems revenues of approximately $924,000 were recorded during the nine months ended December 31, 1996 as a result of a barter transaction with a software developer. Other sales of Archistrat computers increased 85% during the nine months ended December 31, 1997 compared to the same period of 1996 as the Company refocused its selling efforts on certain niche markets. In July 1997, the Company entered into a second licensing agreement with LG Cable whereby LG was granted a license with respect to a semiconductor package product. In connection with this agreement, the Company was entitled to a non-refundable license fee of $250,000 that became immediately vested upon signing the agreement and has been recorded as revenue during the nine months ended December 31, 1997. The Company accomplished a majority of the milestones set forth in its cooperative development agreement with the Defense Advanced Research Projects Agency (DARPA) during the nine months ended December 31, 1997 which accounts for the 71% increase in the related revenue compared to the same period of 1996. Revenues associated with this agreement will be limited during 1998 as the agreement near its end.

   During the nine months ended December 31, 1997 as compared to the same period of the prior year, research and development expenses decreased 32% from approximately $4.8 million to $3.3 million. Development activities associated with Archistrat 4s server were substantially completed during the period ended December 31, 1996 which resulted in the overall decrease. Spending related to the design and development of automated manufacturing equipment for the Company's VSPA product line as well as various new Archistrat computer systems increased during the nine months ended December 31, 1997 as compared to the same period of the prior year.

   S,G&A expenses decreased approximately $4.7 million or 44% to $6.1 million during the nine months ended December 31, 1997 as compared to $10.8 million during the comparable period of 1996. The most significant changes were in the following categories: compensation and benefits decreased approximately $3.1 million resulting from a decrease in the average employee head count from approximately 118 during the nine months ended December 31, 1996 to approximately 60 for the same period of the current year; legal fees decreased 48% or $580,000 as a result of management's efforts to reduce such costs; office rent expense decreased approximately $440,000 resulting from certain lease termination costs incurred during 1996; sales and marketing expenses were reduced approximately $700,000 as a result of streamlining certain of the Company's advertising and promotional campaigns, as well as the reduction of product marketing expenses associated with the barter agreement entered into in the prior fiscal year.

   During the nine months ended December 31, 1996, the Company determined that, due to various events and changes in circumstances (including efforts to streamline operations and to increase the use of strategic alliances to manufacture and market the Company's products), certain long-lived assets were imparted. As a result, the Company recorded a charge of approximately $1.5 million. No such charges were deemed necessary during the nine months ended December 31, 1997. During the nine months ended December 31, 1997, the Company recorded interest expenses of approximately $900,000 representing the beneficial conversion feature associated with the convertible debentures issued in April 1997. This expense represents a non-cash charge with no net effect on total shareholders' equity.

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Page 58

Quarter and Six Months Ended June 30, 1999 and 1998

   Net revenues decreased during the quarter ended June 30, 1999 ("Second Quarter of 1999") to approximately $90,000 as compared to approximately $313,000 for the quarter ended June 30, 1998 ("Second Quarter of 1998"). VSPA product sales for the Second Quarter of 1999 were approximately $83,000 for prototype, pre-production and production orders and approximately $7,000 for the sale of systems inventory. The net revenue decrease for the quarter was attributable to the cessation of operations of the computer systems business including Rock City products.

      Net revenues for the six months ended June 30, 1999 were approximately $904,000 compared to approximately $458,000 for the same period last year. VSPA product sales for the six months ended June 30, 1999 were approximately $292,000 for prototype, pre-production and production orders, approximately $112,000 for the sale of systems inventory, and a significant portion of the Company's revenue related to a one-time $500,000 licensing fee from Samtec Inc.

   For the six months ended June 30, 1999, Cost of Goods Sold of approximately $201,000 is comprised of raw material purchases related to VSPA product sales and approximately $15,000 related to systems inventory sales. Systems inventory with an original cost of $165,586 were sold with no related Cost of Sales as those inventory items were reserved as of December 31, 1998. Comparatively, approximately $195,000 is comprised of raw material costs related to Archistrat computer sales in the same period of 1998. The Company refocused its efforts toward the Rock City line of computers introduced during the second quarter of 1998. However, in September 1998 the Company streamlined operations related to the Systems business including both Archistrat and Rock City products, and in November 1998 the Company ceased all operations related to the Systems business.

   R&D expenses decreased to approximately $191,000 for the Second Quarter of 1999 as compared to approximately $1,023,000 for the Second Quarter of 1998. R&D for the first six months of 1999 was approximately $571,000 attributable to new custom VSPA designs for specific customer applications and the refinement of the existing VSPA Flex automation machines. R&D for the first six months of 1998 was $2,028,000. This decrease is primarily due to ceasing operations relating to Systems activity, including the Rock City computers, and the completion of the cooperative development agreement with the US government.

      Consistent with management's focus on decreasing fixed costs, SG&A expenses decreased for the Second Quarter 1999 to approximately $1,537,000 compared to approximately $2,252,000 for the Second Quarter of 1998. The average number of employees has decreased from 70 at June 30, 1998 to 20 full time employees as of June 30, 1999. The decrease in full-time employees is directly related to ceasing operations related to Systems activity and the need to reduce on going operational costs. Payroll and related expenses decreased to approximately $465,000 for the quarter ended June 1999 as compared to $1,134,000 for the quarter ended June 1998.

      For the six months ending June 30,1999 SG&A decreased to approximately $2,691,000 compared to $4,240,000 for the same period in 1998. The average number of full-time employees decreased to 20 from
70. The decrease in full-time employees is directly related to ceasing operations related to the systems activity and the need to reduce operational costs. Payroll and related expenses decreased approximately $1,293,000 for the six months ended June 30, 1999 compared to the same period in 1998. In addition, a non-cash charge of $327,600 related to the issuance of 2,100,000 shares and $375,000 related to the 3,750,000 shares to be issued pursuant to the Sarubbi settlement is recorded in SG&A.

      Total debt issuance costs associated with short-term borrowings from Helix, including the value of the warrants issued in connection with such borrowings, charged to amortization expense during the quarter ended June 30, 1999, amounted to zero, however for the Second Quarter of 1998, $421,000 was charged to amortization expense. For the six months ending June 30, 1999 approximately $525,000 and for the six months ending June 30, 1998 approximately $1,200,000 was charged to amortization expense. The valuation of the warrants and related amortization expense, represents a non-cash transaction. Additionally, in the Second Quarter of 1999, 171 Preferred penalty shares at $1,710,000; pursuant to the Exchange Agreement (Exhibit 2.4), will be converted at a fixed conversion price of $.261. At today's market prices of approximately $.15 per share the value of the shares of Panda Common Stock would be valued at approximately $982,000. The penalty shares were issued related to the Series A Preferred Convertible transaction and the 1998 common stock private placement holders of the Series A Preferred Stock in lieu of any accrued or future penalties. There were no such penalties as of the first quarter of 1998.

      Interest expense increased for the quarter and six months ended June 30, 1999 to $268,145 and $302,717, respectively, as compared to the quarter and six months ended June 30, 1998 from $11,477 and $42,597, respectively. The increase is related to a non-cash charge of $266,000 related to the issuance of 1,000,000 shares of Panda Common Stock to Helix pursuant to the Helix Agreement dated May 14, 1996.

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Page 59

   For purposes of determining net loss applicable to Panda Common Stock for the Second Quarter of 1999 and the Second Quarter of 1998, accrued dividends payable in the amount of approximately $54,000 and $178,000, respectively, and amortization of the beneficial conversion feature related to the issuance of the Series A Preferred Stock have been added to the net loss. Both amounts represent non-cash transactions. Basic and diluted loss per share has been calculated on the basis of net loss applicable to Panda Common Stock.

Liquidity and Capital Resources

   During February 1998, the Company completed a private placement of $6.0 million of Series A Preferred Stock and received net proceeds of approximately $5.8 million. The shares of preferred stock are convertible into common stock at the lower of $3.50 per share (in accordance with the revised terms effective July 2, 1998) or a floating conversion price. Through June 30, 1998, 271.76 shares of preferred stock were converted into an aggregate of 4,637,310 shares of Panda Common Stock. As of June 30, 1999, 529.24 preferred shares are outstanding including dividends.

   The Company may require that all unconverted shares of Series A Preferred Stock be converted at any time if the closing bid price of Panda Common Stock is equal to or greater than $12.00 per share for a period of twenty consecutive trading days. In addition, on February 11, 2003, the Company may, at its option, require the holders to convert the shares of Series A Preferred Stock which remain outstanding on such date (plus accrued and unpaid dividends) or redeem such shares of Series A Preferred Stock. The terms of the Series A Preferred Stock, as revised on July 2, 1998, provide that upon the occurrence of certain Triggering Events, as defined in the Panda Articles, the Company may be required to pay the holders $100,000 per month until such time that the Triggering Event has been remedied. Any requirement that the Company pay such amounts could have a material adverse impact on the Company in the event the Triggering Event causing such payment is not remedied on a timely basis. On December 16, 1998, a triggering event occurred related to the delisting of Panda Common Stock from the Nasdaq National Market to the OTC Bulletin Board. As of April 14, 1999, no payments have been made to the Holders. The Company has reached an agreement with the Series A Preferred shareholders in connection with the Triggering Event and has agreed to issue an additional 171 Preferred A shares.

   On August 14, 1998, the Company completed the sale of 2,254,602 shares of Panda Common Stock and warrants in a private placement to accredited investors with gross proceeds of $3.675 million. Upon exercise of certain warrants, the investors may elect to receive a reduced number of shares of common stock in lieu of tendering the warrant exercise price in cash. The warrants have a term of five years. The Company issued approximately 4,400,000 additional shares associated with the fill-up provision. The Company is required to issue approximately 6,000,000 additional shares of Panda Common Stock as of August 15, 1999 in accordance with the Fill-up provision.

   During May, June and July 1998, the Company borrowed an aggregate of $2 million from Helix PEI Inc. ("Helix"). The loans are secured by the Company's intellectual property and were due August 7, 1998. During August 1998, Helix agreed to extend the maturity date of all the outstanding loans payable to February 15, 1999, from their original due date in August 1998, in exchange for the issuance of a warrant to purchase up to 2,000,000 shares of Panda Common Stock at an exercise price equal to the fair market value of Panda Common Stock at the date of issuance ($2.125). The loans bear interest at the Royal Bank of Canada prime rate plus 2 percentage points per annum (9.40% at June 30, 1999) payable monthly. The warrant has a term of two years. The Company is currently in default on the Helix loans since the Company did not repay the loan in February 1999.

   On May 14, 1999, the Company, Helix and SBI entered into an agreement whereas upon the closing of the acquisition of certain assets of the Company by SBI, SBI will pay $1,000,000 to Helix. In consideration of such payment, and the issuance of 1,000,000 shares of Panda Common Stock to Helix, Helix released Panda from payment on all accrued interest on the notes remaining unpaid as of the date of such payment of $1,000,000. The remaining $1,000,000 and accrued interest will be paid in eleven payments by SBI to Helix.

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   On December 15, 1998, the Company reduced the exercise price of certain common stock purchase warrants if the warrant holders accelerate the expiration date of their warrants from July 11, 2001 to January 5, 1999. The exercise price was reduced from $11.00 to $0.75 per share. In January 1999, warrants representing 553,333 shares were exercised at this reduced price, and the Company received net proceeds of $415,000 upon such exercise. In February 1999, the Company received $1,000,000 from Samtec, Inc. which includes a non-refundable up-front license fee related to VSPA and a purchase of 666,667 shares of Panda Common Stock.

   In the second quarter 1998, the Company's payables were segmented into the following categories: operational, professional, Systems and Technology. Payables in the second quarter 1999 of approximately $1,400,000 as compared to the second quarter 1998 of approximately $1,500,000 increased or decreased as follows: Operations 14.5% versus 13%, professional fees 67.1% versus 34%, System 11.3% versus 35%, and Technology 7.0% versus 17%, respectively. Payables related to operations increased slightly as a result of liquidity and delayed payments to vendors. Professional fees increased as a result of increasing legal fees which were not current due to liquidity. The decrease in payables related to systems was a result of ceasing operations related to the systems business and the decrease in technology payables is a result of most vendors requiring advance payment for goods and services. Accounts receivables (net of the allowance for doubtful accounts for all System related receivables) related to the second quarter of 1999 of approximately $45,000 represent Technology related receivables whereas accounts receivables related to the second quarter 1998 of approximately $166,000 are approximately 80% related to Computer Systems.

   The Company has been able to obtain short-term financing through secured promissory notes totaling $925,000 through August 19, 1999, these funds have allowed the Company to fund certain monthly obligations as well as certain payables. Additionally, the Company has settled certain obligations through the issuance of Panda Common Stock. In the event that the SBI transaction does not close, the Company will seek additional financing from other alternatives. The Company does not anticipate any additional liquidity from the letter of intent, which expired May 1999, entered into by and between the Company and Roundstone. Since the Company's current working capital is insufficient to operate the Company, in the event that the Company cannot seek additional financing, it will be forced to cease operations.

   The Company has entered into an agreement with SBI to sell its intellectual property portfolio as well as the fixed assets related to its interconnect and semiconductor business. As part of the sale, the Company has restructured its outstanding loans with Helix that have been in default since February 15, 1999. SBI will assume such Helix loans upon closing. Additionally, the Company has entered into an agreement with the Series A Preferred shareholders for the exchange and conversion of the outstanding preferred shares into 22,995,919 common shares at a fixed price of $.261. The restructuring of these agreements is partially contingent upon the closing of the sale to SBI The transaction is subject to customary closing conditions, including the approval of the Company' shareholders. Helix, Sarubbi and the Series A Preferred shareholders have entered into a Voting Agreement with SBI and such holders own sufficient shares, approximately 52%, to assure the approval of the transaction by the Company's shareholders. The Company will receive a 10% ownership interest in SBI which will initially be capitalized with $6,000,000.

   In June, July, August, and October 1999, the Company entered into agreements with SBI pursuant to which SBI has loaned the Company $1,250,000. In connection with the loan, the Company has granted to SBI a security interest in substantially all of the assets of the Company pursuant to the Security Agreement, dated October 21, 1999, by and between the Company and SBI. The loan bears an interest rate of 6% per annum and is due and payable on December 30, 1999.

Year 2000 Issues

   Like many other companies, Year 2000 computer issues create certain risks for the Company. If our financial, operational and information systems do not correctly recognize the process date information beyond the year 1999, it could have a significant adverse impact on the Company's ability to process information, which could create significant potential liability for the Company. To address potential Year 2000 issues with its internal systems, we have evaluated these systems. The initial assessment indicated that certain internal systems should be upgraded or replaced as part of a solution to the Year 2000 problem.
The costs incurred to date related to these programs have not been material. The estimated cost to be incurred by us in the future is not expected to exceed $20,000. These estimates do not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. These estimates are based on our current assessment of the projects and may change as the project progresses.

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Page 61

   The Company believes that its potential liability related to its products for Year 2000 compliance is not expected to exceed $5,000. The Systems products Rock City, 5R, and 5S are year 2000 compliant. The 4S may not, depending on the operating system used, make the transition automatically. Specifically, 4S systems using the Pentium 100 and Pentium 166 Intel processors. Once the systems are assisted by changing the date and time in the Bios, then the system is year 2000 compliant. The Company estimates that approximately 100 4S computers with this potential problem were sold. The Semiconductor and interconnect products are sold as components as opposed to completed products and therefore there is no liability associated with the year 2000 issue.

   We are also working with key suppliers of products and services to monitor their progress toward Year 2000 compliance. The failure of a major supplier to become Year 2000 compliant on a timely basis could have a material adverse affect on our business, financial condition and operating results.

   We have begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. We expect assessment, remediation and contingency planning activities to continue throughout the year 1999 with the goal of resolving all material internal and external systems and third-party issues. While the Company has not completed its detail plans with regards to this uncertainty, management believes, based on discussions with vendors of its major business applications and Year 2000 Compliance certificates received from the related software developers, that the financial impact of making the required systems changes, if any, will not be material to the Company's financial position, results of operations or cash flows.

   We deem "Year 2000 Compliant" to mean software that can individually, and in combination with all other systems, products or processes with which the software is designed to interface, continue to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty-first century when used in accordance with the documentation relating to such software. Year 2000 Compliance includes being able to, before, on and after January 1, 2000, substantially conform to the following:

   - use logic pertaining to dates which allow users to identify and/or use the century portion of any date fields without special processing;

   - respond to all date elements and date input to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner; and

   - provide date information in ways which are unambiguous as to century.

This may be achieved by permitting or requiring the century to be specified or where the date element is represented without a century, the correct century be unambiguous for all manipulations involving that element.

Votes Required for Approval of Proposal 3

   Approval of Proposal 3 requires that the number of votes cast in favor or Proposal 3 exceed the number of votes cast against. Votes for Proposal 3 may be cast in favor of or against the proposal or may abstain from voting. Abstentions may be specified on the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. In addition, broker non-votes, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions, will not be included in vote totals for Proposal 3, but will be counted for purposes of determining whether there is a quorum at the Annual Meeting.

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Page 62

                               PROPOSAL 4:

                     RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   On January 4, 1999, the Board, acting upon the recommendation of the Audit Committee, voted to replace its independent public accountants, PricewaterhouseCoopers LLP ("PWC"), which had served as the independent public accountants of the Company since 1993. On October 21, 1998, PWC delivered notice it was terminating its client auditor relationship with the Company. The reports of PWC for the two fiscal years ended March 31, 1997 and 1996 and the transition period ended December 31, 1997 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The opinion, however, did include an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. During the fiscal years ended March 31, 1997 and 1996, the transition period ended December 31, 1997 and the subsequent interim period through October 21, 1998 preceding such termination, there were no disagreements between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make a reference to the subject matter of the disagreements in connection with its report. In addition, during the fiscal years ended March 31, 1997 and 1996, the transition period ended December 31, 1997 or the subsequent interim period through October 21, 1998, there were no "reportable events" within the meaning of Item 304 of the Securities and Exchange Commission's Regulation S-K.

   The Board of Directors has appointed the firm of Grant Thornton LLP to continue as independent certified public accountants for Panda for the fiscal year ending December 31, 1999. Grant Thornton LLP has been acting as independent certified public accountants of Panda since January 4, 1999. Unless otherwise indicated, properly executed proxies will be voted for the ratification of the appointment of Grant Thornton LLP, independent certified public accountants, to audit the books and accounts of Panda for the fiscal year ending December 31, 1999.

   Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

   The Board recommends that shareholders vote "FOR" the ratification of the appointment of Grant Thornton LLP as independent public accountants for Panda for the fiscal year ending December 31, 1999.

Votes Required for Approval of Proposal 4

   Approval of Proposal 4 requires that the number of votes cast in favor of Proposal 4 exceed the number of votes cast against. Votes for Proposal 4 may be cast in favor of or against the proposal or may abstain from voting. Abstentions may be specified on the proposal and will be considered present at the annual meeting, but will not be counted as affirmative votes. In addition, broker non-votes, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions, will not be included in vote totals for Proposal 4, but will be counted for purposes of determining whether there is a quorum at the annual meeting.

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Page 63
                            EXPERTS

   The financial statements incorporated in this Proxy Statement by reference to the Annual Report on Form 10-K of The Panda Project, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note B of the financial statements) of Grant Thornton LLP for the year ended December 31, 1998 and the report (which contains an explanatory paragraph relating to The Panda Project, Inc.'s ability to continue as a going concern as described in Note 2 to the financial statements) as of December 31, 1997 and for the nine-month period ended December 31, 1997 and for the year ended March 31, 1997 of PricewaterhouseCoopers LLP. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      SHAREHOLDER PROPOSALS

   Panda presently anticipates that its next Annual Meeting of Shareholders will be held on or about May 15, 2000. Any proposal by a shareholder intended to be presented at the 2000 Annual Meeting of Shareholders must be received by Panda at its principal executive offices not later than March 1, 2000 for inclusion in Panda's Proxy Statement and form of Proxy relating to that Annual Meeting of Shareholders.

                         SHAREHOLDER LIST

   A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours of Panda for a period of ten days prior to the Annual Meeting at Panda's principal executive offices.

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Page 64
              WHERE YOU CAN FIND MORE INFORMATION

   Panda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the Proposed Sale. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October 20, 1999. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and neither the mailing of this Proxy Statement to shareholders nor the issuance of SBI common stock in the Proposed Sale shall create any implication to the contrary.


                           By Order of the Board of Directors,

                           /s/ Melissa F. Crane

                              Secretary